UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12
Savers Value Village, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

To Our Stockholders
It is my pleasure to invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Savers Value Village, Inc. (the “Company”, “Savers”, “Savers Value Village”, “we”, “us” or “our”) at 9:00 A.M. Pacific Time on Wednesday, June 10, 2026. To ensure stockholder access regardless of location, the Annual Meeting will be held in a virtual meeting format only.
Our Annual Meeting is the culmination of another solid year for Savers Value Village. I have been privileged to be part of the Savers Value Village Board for seven years and have seen this Company continue to drive strong growth, as a leader in the for-profit thrift industry in North America.
We are pleased to make use of the process that permits companies to furnish proxy materials over the Internet, as authorized by Securities and Exchange Commission rules. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing both the environmental impact and costs of printing and distributing our proxy materials. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a printed copy of our proxy materials. The Notice contains instructions on how to vote online or by telephone, as well as how to access our proxy materials, including our Proxy Statement and our Annual Report to Stockholders for the fiscal year ended January 3, 2026, and instructions on how to request a printed copy of our proxy materials. Stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail.
Our Board is confident in the future success of Savers Value Village, which is underpinned by the Company’s mission to champion reuse and inspire a future where secondhand is second nature. On behalf of our team members and directors, I thank you for your continued support of our Company.

Aaron M. Rosen
Chairperson of the Board
April 27, 2026

Notice of Annual Meeting of Stockholders
Date:
June 10, 2026
Time:
9:00 A.M. Pacific Time (PT)
Place:
www.virtualshareholder-
meeting.com/SVV2026

YOUR VOTE IS IMPORTANT. PLEASE VOTE ONE OF THE FOLLOWING WAYS:
Mail:
Sign and Return Proxy Card
Online:
at www.proxyvote.com
Phone:
1-800-690-6903
Virtual Meeting:
June 10, 2026 at: 9:00 A.M.
Pacific Time (PT)
This proxy statement, the proxy card, and the Annual Report to Stockholders for our fiscal year ended January 3, 2026 (“fiscal 2025”) are being first mailed to stockholders on or about the date of the notice of meeting, April 27, 2026.
Important notice regarding the availability of proxy materials for the annual meeting to be held on June 10, 2026: this Proxy Statement and annual report on Form 10-K for fiscal 2025 are available at http://www.proxyvote.com.

Savers Value Village, Inc.
11400 SE 6th St., #125
Bellevue, WA, 98004
To Our Stockholders
Attending the Stockholders’ Meeting
Virtual Stockholders’ Meeting at: www.virtualshareholdermeeting.com/SVV2026 The 2026 Annual Meeting of Stockholders of Savers Value Village, Inc. will be held in a virtual-only meeting format, solely by means of remote communication on Wednesday, June 10, 2026, at 9:00 A.M. Pacific Time (PT) to vote on the items listed below.
Please see General Information Concerning Voting and Attending the Annual Meeting on p. 54 of this Proxy Statement for additional information about how to join and vote at the meeting. We encourage you to vote your proxy before the Annual Meeting.
Who Can Vote
Stockholders of record at the close of business on April 13, 2026 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements of that meeting.
Items of Business
The items to be voted on are as follows:

To elect three Class III directors, each to serve for a three-year term;
To ratify KPMG LLP as the Company's independent certified public accountants for the fiscal year ending January 2, 2027; and
To approve an advisory resolution approving the compensation of our named executive officers.
Stockholders may also transact any other business properly brought before the meeting. To vote at the Annual Meeting, you will need to use the control number or identification number from the proxy card or voting instruction form you receive with this Proxy Statement. Please be sure to retain this code from that document, review the procedures in advance, and allow time on the day of the meeting for check-in procedures prior to the meeting.
Stockholders may submit questions for the Annual Meeting in advance of and during the Annual Meeting. Please see p. 56 for information about how to submit questions.
By Order of the Board of Directors,

Richard Medway
General Counsel, Chief Compliance & Sustainability Officer, & Secretary
April 27, 2026

Special Note Regarding Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” or the negative of these terms or other comparable terminology. Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to: the impact on both the supply and demand for the Company’s products caused by general economic conditions, such as the macroeconomic pressures in Canada and/or the U.S., and changes in consumer confidence and spending; the Company’s ability to anticipate consumer demand and to source and process a sufficient quantity of quality secondhand items at attractive prices on a recurring basis; risks related to attracting new, and retaining existing customers, including by increasing acceptance of secondhand items among new and growing customer demographics; risks associated with its status as a “brick and mortar” only retailer and its lack of operations in the growing online retail marketplace; its failure to open new profitable stores, or successfully enter new markets on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, transportation and shipping challenges, regulatory risks in foreign jurisdictions (particularly in Canada, where the Company maintains extensive operations) and exchange rate risks, which the Company may not choose to fully hedge; the loss of, or disruption or interruption in the operations of, its centralized processing centers; risks associated with litigation, the expense of defense, and the potential for adverse outcomes; its failure to properly hire and to retain key personnel and other qualified personnel, or to manage labor costs; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; changes in government regulations, procedures and requirements; its ability to maintain an effective system of internal controls and produce timely and accurate financial statements or comply with applicable regulations; risks associated with heightened geopolitical instability due to the conflicts in Iran, Venezuela, the Middle East and Eastern Europe; the outbreak of viruses or widespread illness, such as the COVID-19 pandemic, natural disasters or other highly disruptive events and regulatory responses thereto; together with each of the other factors set forth under the heading “Risk Factors” in its filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by the Company in this Proxy Statement speaks only as of the date on which it is made, and while the Company believes that information forms a reasonable basis for such statements, that information may be limited or incomplete, and the Company’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Moreover, factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company is not under any obligation (and specifically disclaims any such obligation) to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Proxy Statement Summary
This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Company Overview

✓	#1 for profit thrift retailer in the U.S. and Canada(1)

✓	Triple bottom line – People, Planet, Profit

✓	Re-inventing thrift through data analytics and innovation

✓	Extreme value treasure hunting shopping experience

✓	Structurally advantaged model – performance across all operating environments

✓	Secular tailwinds plus large total addressable market opportunity supports compelling growth potential

(1)Based on store count relative to the store count of other for-profit thrift retailers

We are the largest for-profit thrift operator in the United States and Canada based on number of stores. With nearly 24,000 team members, we operate a total of 367 stores under the Savers®, Value Village®, Value Village Boutique™, Village des Valeurs™, Unique® and 2nd Ave.® banners (as of January 3, 2026). We are committed to redefining secondhand shopping by providing one-of-a-kind, low-priced merchandise ranging from quality clothing to home goods in an exciting treasure-hunt shopping environment. We purchase secondhand textiles (e.g., clothing, bedding and bath items), shoes, accessories, housewares, books and other goods from our non-profit partners (“NPPs”). We then process, select, price, merchandise and sell these items in our stores. Items that are unsuited for or unsold at retail stores are marketed to wholesale customers who reuse or repurpose the items they purchase from us. We believe our hyper-local and socially responsible procurement model, industry-leading and innovative operations, differentiated value proposition and deep relationships with our customers distinguish us from other secondhand and value-based retailers. Our business model is rooted in sustainability and contributing to the communities we serve, with a mission to positively impact our stakeholders: thrifters, NPPs and their donors, our team members and our stockholders. As a leader and pioneer of the for-profit thrift category, we seek to positively impact the environment by reducing waste and extending the life of reusable goods. The vast majority of the clothing and textiles we source is sold to our retail or wholesale customers.

Savers Value Village, Inc.	1	2026 Proxy Statement

2026 Annual Meeting of Stockholders

June 10, 2026	Savers Value Village, Inc.
9:00 A.M. PT	www.virtualshareholdermeeting.com/SVV2026
Voting Matters
Your vote is very important to us. Whether or not you plan to attend the 2026 Annual Meeting, we urge you to vote and submit your proxy on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For more information, see page

To elect three Class III directors, each to serve for a three-year term;	FOR each director nominee	4

To ratify KPMG LLP as the Company's independent certified public accountants for the fiscal year ending January 2, 2027; and	FOR	24

To approve an advisory resolution approving the compensation of our named executive officers.	FOR	26

Director Nominees
In accordance with the Company’s certificate of incorporation and based on the recommendation of our Nominating, Governance & Sustainability Committee, our Board of Directors (the “Board”) is currently comprised of nine directors. The Board is divided into three classes, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our Board consists of three directors serving as Class I directors; three directors serving as Class II directors; and three directors serving as Class III directors.
The terms of the existing Class III directors, Aina E. Konold, Kristy Pipes, and Brian Ames, expire at the 2026 Annual Meeting. The Board has nominated Ms. Konold, Ms. Pipes and Mr. Ames, as outlined in the table below, to continue serving as Class III directors.

Name	Age	Gender	Director Since	Independent	Primary Occupation	Board and Committees Roles

Aina E. Konold	57	Female	July 2021	✓	Former CFO of LAB Golf Company LLC; former CFO of PacSun; former CFO of BowFlex Inc. and former CFO of Gap Inc. China, a division of Gap Inc.	Chairperson of the Audit Committee Member of the Repurchase Committee

Kristy Pipes	67	Female	July 2021	✓	Former Managing Director and Chief Financial Officer of Deloitte Consulting	Member of the Nominating, Governance & Sustainability Committee Member of the Repurchase Committee

Brian Ames	45	Male	August 2025		Former Managing Director & Head of Growth of Anthos Capital; Former President & GM of Activision Blizzard Media	Member of the Nominating, Governance & Sustainability Committee

Savers Value Village, Inc.	2	2026 Proxy Statement

Corporate Governance Highlights
Savers Value Village is committed to strong corporate governance practices and we believe that they contribute to long-term stockholder value. For additional information on our corporate governance, see the sections under Proposal 1: Election of Class III Directors beginning on p. 4, and Corporate Governance beginning on p. 13.
Governance Best Practices
•Independent Board Committees — Audit, Compensation and Repurchase
•Committee Charters
•Non-Management Directors Meet Regularly Without Management Directors
•Annual Board and Committee Self-Evaluation Process
•Separate Chairperson of the Board and Chief Executive Officer (“CEO”)
•No Hedging or Pledging of Company Stock by our Directors or Employees (Team Members)
•Stock Ownership Guidelines
•Board Meetings in Fiscal 2025: 6
•Standard Board Committees — Meetings in Fiscal 2025: Audit: 6, Compensation: 4, Nominating, Governance & Sustainability: 4 and Repurchase: 6
•Board Oversight of Sustainability, Cybersecurity, and Human Capital Management
•Director Orientation and Continuing Education
Compensation Highlights
The following are some highlights of our executive compensation program. Our executive compensation program has historically been determined by our Board and Compensation Committee. Our fiscal 2025 executive compensation program was structured to:
•recruit and retain talented executives through a combination of fixed and variable compensation;
•reward performance against our business goals through payment of annual incentive bonuses; and
•align interests of management with those of our stockholders through the grant of stock options and RSUs.
As a result, our executive compensation program has three primary elements: base salary, annual cash incentives, and long-term equity compensation. We also provide retirement and termination benefits and limited other benefits.

Key Compensation Element		Objective and Key Features

Fixed	Base salary	Provides competitive, fixed cash compensation necessary to attract and retain executives Reflects individual responsibilities, performance, experience, and value in the marketplace

At Risk	Annual cash incentives	Provides incentive for achieving annual financial goals that reflect our growth

Long-term equity compensation
Provides incentive for long-term performance
Links compensation earned to the creation of long-term stockholder value
Aligns interests of management with those of stockholders
Supports retention of key talent

Savers Value Village, Inc.	3	2026 Proxy Statement

Proposal 1:
Election of Class III Directors
Our Board of Directors (the “Board”) is currently comprised of nine directors and equally divided into three classes. Directors in each class serve for a three-year term beginning and ending in different years than those of the other two classes. The terms of the existing Class III directors, Aina E. Konold, Kristy Pipes and Brian Ames, expire at the 2026 Annual Meeting.
On the recommendation of the Nominating, Governance & Sustainability Committee, the Board has nominated Aina E. Konold, Kristy Pipes and Brian Ames to stand for election at the 2026 Annual Meeting. If elected, they will hold office until our 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
Nominees for Election
We believe that our nominees possess the professional and personal qualifications necessary for service on our Board. Each brings expertise, a deep knowledge of our business, and a valuable perspective to support the long-term success of our business. We have highlighted qualifications of our director nominees in the individual biographies below. Please also see Director Qualifications below for additional information about the skills of our directors, how we assess our Board, and how we consider overall Board composition.
VOTE
The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Savers Value Village, Inc.	4	2026 Proxy Statement

Class III Directors

Aina E. Konold AGE: 57 DIRECTOR SINCE: 2021 Chairperson of the Audit Committee Member of the Repurchase Committee
Experience and Qualifications:
Aina E. Konold, a director since July 2021, has over 30 years of global retail, strategy, financial management, and operational experience, with a strong track record of driving growth and optimizing and scaling operating models. From November 2025 to March 2026, Ms. Konold served as the Chief Financial Officer of LAB Golf Company LLC, a developer and manufacturer of golf putters. From August 2024 to October 2024, Ms. Konold served as the Chief Financial Officer of PacSun Holdings LLC (PacSun), a fashion retailer. From December 2019 to May 2024, Ms. Konold was the Chief Financial Officer of BowFlex Inc. (NYSE:BFX), a developer and manufacturer of fitness equipment brands, where she led the Finance, Strategy, Business Development, and IT functions. BowFlex Inc. and certain of its subsidiaries filed voluntary Chapter 11 bankruptcy petitions in March 2024. Prior to BowFlex, Ms. Konold held several executive level positions during her 20-year career with Gap Inc., across financial planning and analysis, controllership, shared services, real estate strategy, and investor relations. From 2011 until 2018, she was the founding CFO for Gap Inc. (NYSE: GAP) in China, where she led the business through its hyper growth phase and established a scalable business model in a constantly evolving marketplace, particularly in the areas of digital and e-commerce. Ms. Konold currently serves on the Advisory Board of Canopii Inc. since June 2025 and the Advisory Board of Astro Information Security since December 2024. She served on the Board and as the Audit Chairperson for Form Technologies from March 2025 to January 2026. Ms. Konold holds a B.A. from Stanford University and began her career at PricewaterhouseCoopers.

Kristy Pipes AGE: 67 DIRECTOR SINCE: 2021 Member of the Nominating, Governance & Sustainability Committee Member of the Repurchase Committee
Experience and Qualifications:
Kristy Pipes, a director since July 2021, has extensive management, financial and leadership experience. Ms. Pipes served as Managing Director and Chief Financial Officer from 2015 to 2019 at Deloitte Consulting, a management consultancy firm with operations in the United States, India, Germany, and Mexico, where she managed the finance function. Ms. Pipes held various leadership positions, including serving on the firm’s Management Committee and Consulting Operations Committee. Prior to joining Deloitte in 1999, Ms. Pipes was Vice President and Manager, Finance Division, at Transamerica Life Companies and Senior Vice President and Chief of Staff for the President and Chief Executive Officer (among other senior management positions) at First Interstate Bank of California. Ms. Pipes currently serves on the Board of AECOM (NYSE: ACM) since October 2022, where she serves as Audit Committee Chair; on the Board of ExlService Holdings, Inc. (Nasdaq: EXLS) since January 2021, where she serves as Audit Committee Chair and on the Compensation and Talent Management Committee; and on the board of trustees of Public Storage (NYSE: PSA) since October 2020, where she serves as Lead Independent Trustee, Audit Committee Chair and on the Nominating, Governance, and Sustainability Committee. Ms. Pipes previously served on the Board of PS Business Parks, Inc. from 2019 to July 2022 (NYSE: PSB) (subsequently acquired by Blackstone Real Estate). Ms. Pipes holds a B.A. in Business Economics and a Master of Business Administration from University of California, Los Angeles.

Savers Value Village, Inc.	5	2026 Proxy Statement

Brian Ames AGE: 45 DIRECTOR SINCE: 2025 Member of the Nominating, Governance & Sustainability Committee
Experience and Qualifications:
Brian Ames, a director since August 2025, is an entrepreneur, advisor, and investor in the consumer, climate, and health technology sectors. From 2021 to 2023, he served as Managing Director & Head of Growth at Anthos Capital, a multi-stage investment firm managing over $4 billion in assets. Prior to joining Anthos, Mr. Ames was President & GM of Activision Blizzard Media (2017 – 2021), the advertising and technology division of Fortune 500 gaming giant Activision Blizzard, Inc. (Nasdaq: ATVI) (subsequently acquired by Microsoft). Mr. Ames also served as an executive at Snap Inc. (NYSE: SNAP) from 2014 – 2017, where he built core revenue, growth, and analytics functions, and previously led monetization and mobile business development efforts at Facebook (now Meta) (Nasdaq: META) from 2011 – 2012. In addition, Mr. Ames was a management consultant at the Boston Consulting Group from 2004 to 2011. He currently serves on the Board of VRChat, a privately held company. Mr. Ames holds a B.S. in Brain and Cognitive Science from the Massachusetts Institute of Technology (MIT) and an M.B.A. from the Stanford Graduate School of Business.

Directors Continuing in Office
Class I Directors
Our Class I directors, Aaron Rosen, Jordan Smith and Susan O’Farrell, serve until the Annual Meeting of Stockholders in 2027.

Aaron Rosen AGE: 45 DIRECTOR SINCE: 2019 Chairperson of the Board Chairperson of the Compensation Committee
Experience and Qualifications:
Aaron Rosen, a director since April 2019 and the Chairperson of our Board since February 2024, is a Partner, Co-Head of Opportunistic Credit and Co-Portfolio Manager of Special Opportunities in the Ares Credit Group. Mr. Rosen serves as a member of the Ares Credit Group’s Opportunistic Credit Investment Committee and the Ares Private Equity Group’s Corporate Opportunities Investment Committee. Ares Management is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, real estate, private equity and infrastructure asset classes. Prior to joining Ares Management in December 2018, Mr. Rosen had been a Partner and Director of Research at Archview Investment Group, where he focused on credit and equity investments in the U.S. and internationally. Prior to Archview, Mr. Rosen was a Vice President at Citigroup, where he was a founding member of the Citibank Global Special Situations Group focused on U.S. credit and value equity investment strategies. In addition, Mr. Rosen was a member of Citigroup's Asset-Based Finance group, where he focused on structuring senior secured debt financings for non-investment grade corporate borrowers. He currently serves on the boards of directors of the parent entities of Virgin Voyages, Consolidated Precision Products, Form Technologies, Hornbeck Offshore Services, TriMark USA and WHP Global, all privately held companies. Mr. Rosen holds a B.S., summa cum laude, from New York University’s Stern School of Business in Finance and Information Systems, where he received the Valedictorian Award.

Savers Value Village, Inc.	6	2026 Proxy Statement

Jordan Smith AGE: 39 DIRECTOR SINCE: 2024 Member of the Compensation Committee Member of the Nominating, Governance & Sustainability Committee
Experience and Qualifications:
Jordan Smith, a director since February 2024, is a Partner in the Ares Private Equity Group. Additionally, Mr. Smith serves as a member of the Ares Private Equity Group's Corporate Opportunities Investment Committee and the Ares Diversity, Equity and Inclusion Council. Ares Management is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, real estate, private equity and infrastructure asset classes. Prior to joining Ares Management in 2011, Mr. Smith was an Analyst at Lazard, where he focused on mergers and acquisitions across various industries. Mr. Smith currently serves on the board of directors for the parent entities of Awayday, Cooper's Hawk, EP Wealth, LaserAway, Virgin Voyages and WHP Global, all privately held companies. Mr. Smith holds a B.S. with high honors from the Haas School of Business at the University of California, Berkeley.

Susan O'Farrell AGE: 62 DIRECTOR SINCE: 2023 Member of the Audit Committee Chairperson of the Repurchase Committee
Experience and Qualifications:
Susan O’Farrell, a director since October 2023, has over 35 years of executive and senior leadership experience. She served as Chief Financial Officer, Principal Accounting Officer and Treasurer at BlueLinx Holdings Inc. (NYSE: BXC), a wholesale distributor of building and industrial products, from 2014 to 2020. Ms. O'Farrell has been a senior financial executive holding several roles with The Home Depot (NYSE: HD), a specialty retailer, from 1999 to 2014. Ms. O'Farrell began her career with Andersen Consulting, LLP (now Accenture), leaving as an Associate Partner in 1996 for a strategic information systems role with AGL Resources (now Southern Company Gas). Ms. O'Farrell currently serves on the Board and as the Audit Committee Chair of Leslie's, Inc. (Nasdaq: LESL) since 2020, and on the Board of National Vision Holdings, Inc. (Nasdaq: EYE), since February 2024, where she also currently serves as Audit Committee Chair. She also serves on the Board of International Women's Forum - Georgia Chapter and previously served on the Board of American Trailer World Corp. Ms. O'Farrell has a B.S. in business administration and finance from Auburn University, completed the Emory Goizueta Executive Leadership Program and holds the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon.

Savers Value Village, Inc.	7	2026 Proxy Statement

Class II Directors
Our Class II directors, Mark Walsh, Robyn Collver and William T. Allen, serve until the Annual Meeting of Stockholders in 2028.

Mark Walsh AGE: 64 DIRECTOR SINCE: 2020 Chief Executive Officer
Experience and Qualifications:
Mark Walsh has been our Chief Executive Officer since October 2019 and a member of our Board since December 2020. After beginning his career at Deloitte Consulting and PepsiCo, Mr. Walsh amassed nearly two decades of successful leadership for a wide range of top brands in apparel retailing including J. Crew, Juicy Couture, Prana, Ellen Tracy and Laundry. Prior to joining us, Mr. Walsh served as CEO of Bob’s Stores and Eastern Mountain Sports, both retail brands, from 2008 to 2013, prior to returning to the role again from 2015 to May 2017, when the company was renamed Vestis Retail Group. During this period, Mr. Walsh optimized brand and organizational value and retained approximately 400 jobs throughout all stores, as well as managed a Section 363 sale to Versa Capital and subsequent sale to UK-based Sports Direct through a debtor in possession process. Due to these actions, both the Bob’s Stores and Eastern Mountain Sports brands were able to continue operating. Mr. Walsh also served as operating Chairman of Polartec from 2012 to 2014. From May 2017 to October 2019, Mr. Walsh pursued personal interests and was an independent consultant focused on special situations and interim turnaround CEO services. Mr. Walsh holds a B.A. from Brown University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Robyn Collver AGE: 61 DIRECTOR SINCE: 2019 Chairperson of the Nominating, Governance & Sustainability Committee Member of the Audit Committee
Experience and Qualifications:
Robyn Collver, a director since May 2019, has over 30 years of executive, senior leadership and professional experience. Ms. Collver held several executive roles with Canadian Tire Corporation, Limited (TSX: CTC; CTC-A), a family of businesses that includes a Retail segment, a Financial Services division and CT REIT, from 2002 through 2022, including Senior Vice President, ESG and Environmental Strategy Adviser (January – September 2022); SVP, Regulatory and Chief Sustainability Officer (2019 – January 2022); SVP, Risk and Regulatory Affairs (2015 – 2019); and Secretary and General Counsel (2009 – 2015). Ms. Collver began her career as a lawyer in 1990 in the corporate and securities group at Cassels, Brock & Blackwell LLP, a Toronto, Canada law firm, leaving as a partner in 2002 for a career at Canadian Tire. She is the Board Chair of Multi-Material Recycling Inc. Ms. Collver previously served as Chair of the Boards of MMBC Recycling Inc., Multi-Material Stewardship Western Inc. and Stewardship Ontario and on the Boards of the Alzheimer Society of Toronto and Automotive Materials Stewardship. Ms. Collver holds a Bachelor of Business Administration from Acadia University and a Bachelor of Laws from the University of Toronto.

Savers Value Village, Inc.	8	2026 Proxy Statement

William T. Allen AGE: 69 DIRECTOR SINCE: 2019 Member of the Compensation Committee
Experience and Qualifications:
William T. Allen, a director since May 2019, has an extensive nearly 35-year background managing businesses and providing leadership to manufacturing operations requiring operational turnarounds, notably as CEO. Mr. Allen held several leadership roles at Werner Co., Inc., a leading manufacturer of industrial climbing products through its sale to Triton Funds in 2017, including CEO (since 2007) and President and Chairman of the Board (since 2009). Mr. Allen also served as a director of Schultze Special Purpose Acquisition Corp. from 2018 until its business combination with Clever Leaves Holdings Inc. in 2020. From 2017 until 2018, Mr. Allen served as a board member of Rockport, a provider of men’s and women’s footwear, which filed a voluntary petition for reorganization under Chapter 11 in May 2018 and June 2023. He has also held board and executive positions at AQuity Solutions (formerly Mmodal Inc.), Schultze Special Purpose Acquisition Corp. II, Envocore, USI, Arclin, Inc., Constar, Ames Taping Tools, Oriental Trading Company, Hines Nurseries, Inc., Running Aces Harness Park, Wright Line LLC (former CEO), APW Company (former CEO), Chart Industries, Inc. (former CEO) and Millennium Rail, many of which were on behalf of leading alternative investment firms including Ares Management, Black Diamond Capital Management, Oaktree Capital and Crescent Capital Group. In 2012, Mr. Allen received the Pittsburgh Business Times’ Diamond Award as CEO of the Year in the ‘Large for Profit’ category. Mr. Allen holds an engineering degree from Roger Williams College.

Director Qualifications
Our Board seeks members from diverse professional and personal backgrounds who have broad experience and expertise. In accordance with our Corporate Governance Guidelines, the Nominating, Governance & Sustainability Committee’s assessment of candidates includes consideration of an individual’s age, skills, experience, independence (as applicable) and diversity. The Nominating, Governance & Sustainability Committee also considers the current and future needs of the Board and looks for nominees with experience in substantive areas that are important to the long-term success of our complex, international business and the best interests of our stockholders.
The Nominating, Governance & Sustainability Committee considers candidates for director from a variety of sources, including candidates who are recommended by other Board members and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates. The Nominating, Governance & Sustainability Committee also considers candidates for director recommended by stockholders who submit such recommendations in writing to our Corporate Secretary at Savers Value Village, Inc., 11400 SE 6th St., Suite 125, Bellevue, WA 98004, Attn: Corporate Secretary, and evaluates director candidates recommended by stockholders in the same way it evaluates candidates recommended by the other sources referenced above.
Commitments
Our Board is comprised of members with valuable experience, including in some cases gained from service on the boards of directors of other public companies, including companies in the retail industry. When making its recommendations for director nomination, the Nominating, Governance & Sustainability Committee considers the value of experience gained through service on other boards and reviews the demands that such service may have on the director’s time. As set forth in our Corporate Governance Guidelines, as a general rule, the Nominating, Governance & Sustainability Committee will not recommend the election or reelection of an individual who (i) serves on more than three other public company boards, or (ii) serves as the chief executive officer of a public company and serves on more than one other public company board, aside from the board of his/her/their own company. In addition, members of the Audit Committee should not simultaneously serve on the audit committee of more than two other public company boards. All of our nominees satisfy these rules.
Retirement
In accordance with our Corporate Governance Guidelines, unless otherwise requested by the Board, no non-employee director of the Board will be nominated for election to the Board after his, her or their 75th birthday.

Savers Value Village, Inc.	9	2026 Proxy Statement

Skills and Experience
Board members should possess a combination of the skills, professional experience and diversity of different backgrounds necessary to oversee long-term Savers’ business, operations and risks. The following sections summarize the specific skills, professional experience, characteristics and background information of each director and director nominee that led the Board to conclude that each such person should serve on the Board. We do not expect all of our directors and director nominees’ skills and potential contributions to our Board to be captured by the list below.

	Mr. Rosen	Mr. Smith	Ms. O'Farrell	Mr. Walsh	Ms. Collver	Mr. Allen	Ms. Konold	Ms. Pipes	Mr. Ames

Retail Industry Experience	✓	✓	✓	✓	✓		✓
Accounting & Financial Reporting			✓				✓	✓
Legal & Public Policy					✓
Sustainability					✓
Strategic Planning & Growth	✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management			✓		✓		✓	✓
IT & Information Security			✓				✓	✓	✓
Financial & Capital / Debt Markets	✓	✓
Human Capital Management			✓	✓		✓		✓	✓
Senior Executive Service			✓	✓	✓	✓	✓	✓	✓
Other Public Board Service			✓			✓		✓
Marketing & Communications		✓		✓			✓		✓
Logistics / Value Chain Management			✓	✓		✓
Skills and Experience Definitions

Retail Industry Experience	Senior leadership role (executive or board of directors) in the retail industry or at a consumer products company

Accounting & Financial Reporting	Qualification as an “audit committee financial expert” under applicable SEC rules, senior level experience in accounting or auditing, financial planning & analysis, and/or financial reporting

Legal & Public Policy	Legal experience and/or experience in creating or influencing regulation and/or public policy; working for, or directly with, government agencies, legislators, or regulators

Sustainability	Experience implementing or overseeing strategies supporting sustainable long-term value creation, specifically matters included in our sustainability priorities

Strategic Planning & Growth	Experience with strategic plan development, implementation, and execution; new business/growth strategy development; M&A; commercial real estate

Risk Management	Experience in directly overseeing enterprise risk management and/or compliance departments/functions

Savers Value Village, Inc.	10	2026 Proxy Statement

IT & Information Security	Experience with information technology and systems, digital innovation and/or data analytics; expertise in information security, cybersecurity, data privacy and/or IT systems

Financial & Capital/Debt Markets	Experience in the profession of strategic capital and debt structuring, financing and investing activities

Human Capital Management	Experience in directly overseeing human resource departments/functions, for example, implementing talent development practices, managing culture/employee engagement, and/or implementing DE&I strategies

Senior Executive Service	Experience in an executive officer level role (e.g., reporting directly to the CEO) or senior government leadership role

Other Public Board Experience	Prior or current experience serving on a public company board (other than Savers)

Marketing & Communications	Expertise in marketing, advertising, consumer behavior and communications, and public relations

Logistics / Value Chain Management	Experience in value/supply chain logistics, supply chain management systems, and value chain relationship management

Board Snapshot

78%	57 years	4.7 years
of directors are independent	average age*	average tenure*
*Age and tenure as of the date of our 2026 Annual Meeting

Savers Value Village, Inc.	11	2026 Proxy Statement

Board Independence
The Board makes an affirmative determination regarding the independence of each director annually or more frequently as the Board may so desire, based upon the recommendation of the Nominating, Governance & Sustainability Committee. Because the Company is currently a “controlled company” within the meaning of the listing standards of the New York Stock Exchange (the “Exchange”), unless the Board otherwise determines not to rely on the Exchange’s “controlled company” exemption, the Board is not required to have a majority of independent directors. If the Company ceases to be a “controlled company” or the Board determines not to rely on the Exchange’s “controlled company” exemption, the Board shall meet the independence requirements of the Exchange within the periods required by the Exchange’s phase-in rules applicable to a company that ceases to be a “controlled company.”
Audit Committee members are subject to heightened independence requirements pursuant to the applicable rules of the Securities and Exchange Commission (the “SEC”) and the Exchange. The Board determines, annually or more frequently as the Board may so desire, based on all of the relevant facts and circumstances, whether each director on the Audit Committee satisfies these criteria for independence and will disclose each of these determinations.
Pursuant to the Repurchase Committee charter, each member of the Repurchase Committee must qualify as a non-employee director for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder and be considered independent from Ares Management Corporation.
Each independent director of the Board shall promptly notify the Chairperson of the Nominating, Governance & Sustainability Committee of any developments that may impair such director’s independence. If a conflict exists and cannot be resolved, such director should submit to the Board written notification of such conflict of interest and an offer of resignation from the Board and each of the committees on which such director serves. The Board need not accept such offer of resignation, but the submission of such offer of resignation provides the opportunity for the Board to review the appropriateness of the continuation of such individual’s membership on the Board or any committee.
Pursuant to the corporate governance standards of the Exchange, a director employed by us cannot be deemed an “independent director,” and each other director will qualify as “independent” only if our Board affirmatively determines that such director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The fact that a director may own our capital stock is not, by itself, considered a material relationship. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has affirmatively determined that each of Mr. Rosen, Mr. Smith, Ms. Collver, Mr. Allen, Mr. Woods (during his service on the Board), Ms. Konold, Ms. Pipes and Ms. O’Farrell are independent in accordance with the Exchange rules.
Controlled Company Exemption
We are a “controlled company” under the Exchange rules and qualify for the “controlled company” exemption to the board of directors and committee composition requirements under the Exchange rules. Pursuant to this exception, we are exempt from the requirements that (1) our Board be comprised of a majority of independent directors, (2) we have a Nominating, Governance & Sustainability Committee composed entirely of independent directors and (3) we have a Compensation Committee composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we intend to continue to comply with the requirements of the Sarbanes-Oxley Act and the Exchange rules, which require that our Audit Committee be composed of at least three independent directors. We may continue to utilize these exemptions as long as we remain a controlled company. As a result, we may not have a majority of independent directors and our Nominating, Governance & Sustainability Committee and Compensation Committee may not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Exchange.
If at any time we cease to be a “controlled company” under the Exchange rules and we do not meet the independence requirements, the Board will take all action necessary to comply with such rules within the applicable transition periods, including appointing a majority of independent directors to the Board and establishing a Nominating Governance & Sustainability and a Compensation Committee composed entirely of independent directors.

Savers Value Village, Inc.	12	2026 Proxy Statement

Corporate Governance
Board Leadership and Committees
Board Leadership
Our Board believes that the Company and its stockholders are best served by maintaining flexibility to have any director serve as Chairperson and therefore has no policy with respect to the separation of the offices of Chief Executive Officer and Chairperson of the Board. It is our Board’s view that rather than having a rigid policy, our Board should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be separate.
Currently, our leadership structure separates the offices of Chief Executive Officer and Chairperson of the Board, with Mr. Walsh serving as our Chief Executive Officer and Mr. Rosen serving as non-executive Chairperson of the Board. We believe this is appropriate as it provides Mr. Walsh with the ability to focus on our day-to-day operations while Mr. Rosen focuses on the oversight of our Board.
Board’s Role in Risk Management, Cybersecurity and Impact & Sustainability
Management is responsible for the day-to-day management of the risks facing our Company, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated therewith. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial and cybersecurity risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through engagement with management, committee reports and otherwise. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.
Additionally, Board-level oversight of impact and sustainability strategy and disclosure is a crucial component of our corporate governance. Our Company’s Nominating, Governance & Sustainability Committee takes the lead in ESG-related matters, while our Audit Committee focuses on internal controls, cybersecurity and data privacy. Details of our cybersecurity risk management, strategy and governance are provided in Item 1C of our Annual Report on Form 10-K. We also established an executive-led ESG Committee with cross-functional representation. This committee helps to set strategic direction, plays an important role in data validation and reporting, and informs key stakeholders about new initiatives and impacts. More information on our approach to sustainability can be found on p. 19, as well as in our latest Impact & Sustainability Report, available on our website at https://ir.savers.com/esg/. The content included in our Impact & Sustainability Report or accessible through our website is not incorporated by reference into this proxy statement.

Board of Directors Credit and liquidity risks Operating risks
Audit Committee Financial risks Internal controls Cybersecurity Data privacy	Compensation Committee Executive compensation-related risks	Nominating, Governance & Sustainability Committee Governance risks Climate risk Other ESG-related risks
Management Responsible for day-to-day management of risks

Savers Value Village, Inc.	13	2026 Proxy Statement

Board Committees
Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating, Governance & Sustainability Committee, and also has a Repurchase Committee. From time to time, our Board may establish other committees to facilitate the management of our business. Our Board has adopted a written charter for each of these committees which satisfies the applicable rules of the SEC and the listing standards of the Exchange. The charters for our standing committees and our Corporate Governance Guidelines are posted on our corporate website, https://ir.savers.com/overview/, in the Governance section under “Governance Documents”.

Director	Audit Committee	Compensation Committee	Nominating, Governance & Sustainability Committee	Repurchase Committee

Aaron Rosen*

Jordan Smith		✓	✓

Susan O'Farrell	✓

Mark Walsh

Robyn Collver	✓

William Allen		✓

Aina Konold				✓

Kristy Pipes			✓	✓

Brian Ames			✓

= chairperson

✓	= member

*	= Board chairperson
Meeting Attendance
During fiscal 2025, the Board held six meetings, and all directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served (held during the periods that they served). In addition, the non-management directors meet in executive session without management present on a regularly scheduled basis, and independent directors meet in executive session at least annually.
As set forth in our Corporate Governance Guidelines, directors are expected to attend the 2026 Annual Meeting of Stockholders. All directors serving at the time of the annual meeting attended the annual meeting in fiscal 2025.

Savers Value Village, Inc.	14	2026 Proxy Statement

Audit Committee
Ms. Konold, Chairperson
Ms. O’Farrell
Ms. Collver
Number of meetings in fiscal 2025: Six
The purpose of the Audit Committee is to assist our Board in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, including global data privacy and security laws, (3) our independent auditors’ qualifications and independence, (4) the performance of the independent auditors and our internal audit function and (5) our operational and financial risk management process, including with respect to information and cybersecurity risks. The Audit Committee also prepares the Audit Committee report as required by the SEC for inclusion in our annual proxy statement.
Our Board has determined that Robyn Collver, Aina Konold and Susan O'Farrell each satisfy the independence requirements for audit committee members under the listing standards of the Exchange and Rule 10A-3 of the Exchange Act. Aina Konold and Susan O'Farrell have each been determined to be an audit committee “financial expert” as defined under SEC rules. All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Compensation Committee
Mr. Rosen, Chairperson
Mr. Smith
Mr. Allen
Mr. Woods (until his resignation on August 25, 2025)
Number of meetings in fiscal 2025: Four
The role of the Compensation Committee is to assist our Board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) oversight of our compensation plans and policies and the associated risks and (3) preparing the Compensation Committee report required to be included in our proxy statement under the rules and regulations of the SEC. Our executive compensation programs are generally determined by our Compensation Committee, which reviews the salaries, annual incentive payments and stock-based compensation provided to executive officers of the Company and oversees the overall administration of the Company’s compensation and stock-based compensation programs.
In determining the overall level of executive compensation and establishing the design and mix of specific elements, the Compensation Committee may consider a number of quantitative and qualitative factors, with advice and analysis from its independent compensation consultant. The compensation consultant attends Compensation Committee meetings and consults with the Compensation Committee on an ongoing basis throughout the year as requested, and may provide industry, peer, and market data to the Compensation Committee.
The Compensation Committee may delegate its authority to a subcommittee. Except with respect to Section 16 executive officers and to the extent permitted by applicable laws, rules and regulations, and the Company’s compensation plans, the Compensation Committee may also delegate to management the administration of such compensation plans. The Compensation Committee has delegated limited authority to the Chairperson of the Compensation Committee and to the Chief Executive Officer to make certain equity awards.

Savers Value Village, Inc.	15	2026 Proxy Statement

Nominating, Governance & Sustainability Committee
Ms. Collver, Chairperson
Mr. Smith
Ms. Pipes
Mr. Ames (as of his appointment on August 25, 2025)
Number of meetings in fiscal 2025: Four
The purpose of the Nominating, Governance & Sustainability Committee is to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to serve on our Board and (2) recommending to the Board for approval director nominees, in each case consistent with criteria approved by the Board and subject to our certificate of incorporation, bylaws and the Stockholders Agreement between certain funds, investment vehicles and accounts managed or advised by the Private Equity Group of Ares Management Corporation (the “Ares Funds”) and the Company, dated as of July 3, 2023 (the “Stockholders Agreement”), (3) reviewing and recommending to the Board our Corporate Governance Guidelines, (4) overseeing the evaluation of the Board and (5) overseeing our ESG strategies and initiatives.

Repurchase Committee
Ms. O’Farrell, Chairperson
Ms. Konold
Ms. Pipes
Number of meetings in fiscal 2025: Six
The purpose of the Repurchase Committee is to establish share repurchase programs and to approve the framework for the execution of share repurchases under such programs. The Repurchase Committee considers factors including, but not limited to, the Company’s stock price, trading volume, public float, general market conditions, and capital needs and priorities.

Savers Value Village, Inc.	16	2026 Proxy Statement

Governance Policies and Practices
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. Other than Duane C. Woods (who served until his retirement in August 2025), none of the members of the Compensation Committee is, nor has ever been, an officer or employee of our Company.
Code of Ethics
We have adopted a code of business conduct and ethics that applies to all our employees (team members), officers, and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at https://ir.savers.com/overview/.
Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy is incorporated by reference as Exhibit 19.1 to our Annual Report on Form 10-K. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities.
Long-Term Incentive Grant Practices
We generally grant annual equity-based awards in the first quarter of each year, in conjunction with our annual compensation review and approval process, although the exact timing may change from year to year. It is our practice to approve these annual equity-based incentive awards with a grant date which falls outside of our quarterly blackout period during which trading in our securities is prohibited under our Insider Trading Policy. Equity awards granted to our Board of Directors generally have a grant date that falls on the date of our annual meeting of stockholders. Under our Omnibus Incentive Compensation Plan, the exercise price of stock options is equal to the closing stock price of our common stock during regular trading hours on the grant date, or, if there were no trades on that day, the latest preceding date upon which a trade was reported.
The Compensation Committee or its delegate may also consider and approve interim grants at other times of the year for new hires, in connection with promotions, for retention or other purposes from time to time based on business needs, changing compensation practices or other factors. These awards are generally approved on a quarterly basis.
It is not our practice to time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. For the 2025 equity grants, no awards were approved within four business days before or one business day after the filing of a Form 10-Q, 10-K, or 8-K disclosing material nonpublic information.
Hedging and Pledging Prohibitions
Our policies prohibit our executive officers and directors from engaging in pledging or hedging transactions with respect to Savers stock.

Savers Value Village, Inc.	17	2026 Proxy Statement

Certain Relationships and Related Party Transactions
Related Party Transaction Policy
Under its charter, the Audit Committee is responsible for reviewing and approving any transaction in which, in addition to Savers, any of our directors, director nominees, executive officers or any greater than 5% stockholders (or any of their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related party transactions, the Audit Committee considers the nature of the related party’s relationship to the Company and interest in the transaction; the material facts of the proposed transaction, including aggregate dollar value; the benefits to Savers of the proposed transaction; the availability of other sources of comparable products or services (if applicable); whether the proposed transaction is on terms generally available to unrelated third parties or employees; and any other factors the Audit Committee may deem relevant. Our Legal Department is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Audit Committee.
Interim Chief Innovation Officer
In November 2025, we entered into a consulting arrangement with Brian Ames, a member of our Board and Nominating, Governance & Sustainability Committee. Under the terms of this arrangement, Mr. Ames served as Interim Chief Innovation Officer for approximately three months and received $150,000 in cash compensation in fiscal 2026.
In connection with this arrangement, the Board also granted Mr. Ames an equity award in the form of RSUs during fiscal 2025, with a grant date fair value of $75,000. The RSUs vested in February 2026, after the completion of services.
Stockholders Agreement
In connection with our IPO, we entered into the Stockholders Agreement with the Ares Funds, pursuant to which the Ares Funds are entitled to designate individuals to be included in the slate of nominees for election to our Board as follows:
•for so long as the Ares Funds own 40% or more of the outstanding shares of our common stock, the greater of up to six directors and the number of directors comprising a majority of our Board; and
•except as provided below, for so long as the Ares Funds own less than 40% of the outstanding shares of our common stock and 5% or more of the outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number) that is the same percentage of the total number of directors comprising our Board as the collective percentage of common stock owned by the Ares Funds.
Notwithstanding the foregoing, if the Ares Funds at any time cease to own more than 5% of the outstanding shares of our common stock, the Ares Funds will not have the right to designate any directors. The Stockholders Agreement also provides for the nomination to our Board, subject to his or her election by our stockholders at the annual meeting, of our chief executive officer. Each of the Ares Funds has agreed, for so long as the Ares Funds hold more than 5% of the outstanding shares of our common stock, to vote all of the shares of common stock held by it in favor of the foregoing director nominees.
The Stockholders Agreement also provides that, for so long as the Ares Funds own at least 30% of the outstanding shares of our common stock, the following actions require the prior written consent of the Ares Funds, subject to certain exceptions:
•merging or consolidating with or into any other entity, or transferring all or substantially all of our assets, taken as a whole, to another entity, or undertaking any transaction that would constitute a “Change of Control” as defined in our debt agreements;
•acquiring or disposing of assets, in a single transaction or a series of related transactions, or entering into joint ventures, in each case with a value in excess of $50.0 million;
•incurring indebtedness in a single transaction or a series of related transactions in an aggregate principal amount in excess of $100.0 million;
•issuing our or our subsidiaries’ equity other than pursuant to an equity compensation plan approved by our stockholders or a majority of the directors designated by the Ares Funds;
•terminating the employment of our chief executive officer or hiring or designating a new chief executive officer;

Savers Value Village, Inc.	18	2026 Proxy Statement

•entering into any transactions, agreements, arrangements or payments with any other person who owns 10% or more of our common stock then outstanding that are material or involve aggregate payments or receipts in excess of $500,000;
•amending, modifying or waiving any provision of our organizational documents in a manner adverse to the Ares Funds;
•commencing any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization;
•increasing or decreasing the size of our Board; and
•entering into of any agreement to do any of the foregoing.
The Stockholders Agreement also grants the Ares Funds certain information rights.
Registration Rights Agreement
In connection with our IPO, we entered into a Registration Rights Agreement with the Ares Funds. Subject to certain conditions, the Registration Rights Agreement provides the Ares Funds with unlimited “demand” registrations and shelf registration rights, subject to certain conditions and exceptions. We are also required to cooperate in a customary manner in connection with dispositions of common stock under the registration statements filed under the Registration Rights Agreement. The Registration Rights Agreement also provides the Ares Funds with customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act of 1933, as amended (the “Securities Act”).
Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.
Purchases of Products in the Ordinary Course of Business
Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of merchandise. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.
Sustainability
We believe that what’s good for people, communities and the planet is also good for business, and this is reflected in our long-term, sustainable corporate strategy. To further our strategy and our commitment to transparency and responsible governance, we conducted an ESG materiality assessment. This assessment helped us identify and better understand the issues that are most impactful to our business and most important to our key stakeholders. This process resulted in the establishment of our three ESG pillars:
•Furthering our Purpose
•Building Community Through Our Partnerships
•Growing and Promoting Our People
Our ESG program is overseen by our Board, which has mandated the Nominating, Governance & Sustainability Committee to, among other things, review our strategies. Under the direction of our General Counsel and Chief Compliance & Sustainability Officer Richard Medway and his team, we established a cross-functional internal ESG Committee to drive alignment and strategic focus. This ESG Committee, comprised by cross-functional leaders from across the Company, guides our sustainability strategy development. We are committed to continuous improvement and welcome our stockholders’ feedback on our sustainability strategy and disclosures. Below is an overview and recent highlights from each of our ESG pillars. For more information, please see our Impact & Sustainability report, available at https://ir.savers.com/esg/.

Savers Value Village, Inc.	19	2026 Proxy Statement

Furthering Our Purpose
As a leader and pioneer of the for-profit thrift category, we seek to positively impact the environment by reducing waste and extending the life of reusable goods.
The textile and clothing industry is one of the most environmentally damaging sectors of the economy; it relies on non-renewable resources such as oil for synthetic fibers, fertilizer to grow cotton and chemicals associated with the production, dyeing and finishing of fibers and textiles. This process is also energy and water-intensive.
By sourcing and selling second hand items, we contribute to the conservation of resources. Thrift is inherently circular and provides one of the most effective solutions to mitigate the environmental cost of clothing and extending its life.
The vast majority of the clothing and textiles we source is sold to our retail or wholesale customers. In fiscal 2025, we processed 1.1 billion pounds of secondhand goods.
Building Community Through Our Partnerships
Our mission extends throughout our network of valued partners – team members, customers, NPPs, operational partners, and industry peers – to foster growth and shared success.
We are dedicated to providing a workplace environment where our diverse, purpose-driven workforce can flourish professionally and personally. Our five core values guide our strategic direction and how our team members interact with one another, our communities and our customers: (1) make service count; (2) celebrate uniqueness; (3) do the right thing; (4) find a better way; and (5) make an impact.
Our business model is predicated on sourcing our supply from non-profit organizations in the communities where we do business. The contracts we enter into with our NPPs are typically one to three years in duration. Our relationships with our NPPs average approximately 20 years. Over the last five years, we have paid our NPPs approximately $534 million for secondhand goods, providing them with unrestricted revenue to support their community-focused missions.
Our leading “people” metric across our organization is team member engagement, which is scored across various areas, including overall job satisfaction, whether the team member would recommend us as a place to work, personal commitment, being energized at work and intent to remain employed. Our team member engagement is considered best-in-class, as measured by an external consultant, comparing our results to other companies in the retail sector. Team member engagement is crucial to customer satisfaction and the satisfaction of our NPPs and their donors.
We also invest in the training, development and advancement of our team members. During fiscal 2025, more than 63% of open salaried management positions were filled by internal promotions. As of January 3, 2026, 59% of the management roles in our stores and corporate operations were held by team members identifying as female, and 57% of our U.S. workforce was represented by diverse backgrounds and ethnicities.
We strive to positively impact our team members, customers and the communities in which we live and do business. We encourage team member involvement to support local causes and our stores are empowered to support local relief efforts and community nonprofits. For example, through our Get2Give program, our stores have worked with local charitable organizations to provide items or discounts to individuals impacted by natural disasters such as fires and floods, teachers for their classrooms, victims of house fires, and other community requests.
At a corporate giving level, our executive co-chaired, cross-functional Charitable Giving Committee establishes our corporate giving philosophy and policies, and makes grants from our Donor Advised Funds. In fiscal 2025, similar to previous years, these funds funded two circular fashion scholarship programs and donated to impactful partners, such as the American Red Cross and the Canadian Red Cross, supporting emergency responses for communities and areas in which we work. In fiscal 2025, these funds also began a practice of making a one-time donation to each new store’s NPP during the store’s grand opening to symbolically kick off their partnership.

Savers Value Village, Inc.	20	2026 Proxy Statement

Stockholder Engagement
Fostering strong, long-term relationships with stockholders and other stakeholders is a key objective. To help ensure we understand the areas and priorities that matter to our stockholders, we proactively and regularly interact with investors in various forms. Our executive management team is directly involved in our investor engagement efforts. We believe our proactive engagement approach has resulted in feedback and input from stockholders, and we intend to continue these efforts.

KEY ENGAGEMENT GROUPS	KEY ENGAGEMENT METHODS	KEY ENGAGEMENT MATERIALS

•Institutional investors •Equity research analysts •Fixed income analysts •Retail investors •Proxy advisory firms	•Press releases •Quarterly public earnings calls •Investor conferences and non-deal roadshows •In-person and virtual meetings •Store, distribution, and recycling facility tours and meetings	•Press releases •SEC filings •Impact & Sustainability Report •Company and investor relations website •Investor presentations

KEY ENGAGEMENT TOPICS

•Business trends •Performance results •Strategic initiatives	•Corporate strategy •Corporate governance •Growth objectives	•Business outlook •Capital structure •Sustainability measures
Communications with the Board of Directors
Stockholders and other interested parties may contact our Board as a group or any individual director by sending written correspondence to the following address: Corporate Secretary, Savers Value Village, Inc. Attn: Board of Directors, 11400 SE 6th St., Suite 125, Bellevue, WA 98004 or by email at generalcounsel@savers.com. Stockholders and interested parties should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. Inquiries meeting these criteria will be received and processed by management before being forwarded to the group of directors or the individual director, as designated in the communication. Directors generally will not be forwarded communications from stockholders and other interested parties that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Savers Value Village, Inc.	21	2026 Proxy Statement

Director Compensation
Overview
Our non-employee directors (excluding directors employed by Ares or its affiliates) were entitled to the following compensation during fiscal 2025:

Annual cash retainer	$80,000
Annual equity retainer	130,000
Annual committee membership retainers
Audit Committee Chairperson	25,000
Compensation Committee Chairperson	20,000
Nominating, Governance & Sustainability Committee Chairperson	17,500
Repurchase Committee Chairperson	10,000
Audit, Compensation and Nominating, Governance & Sustainability Committee Member	5,000
Repurchase Committee Member	2,500
Cash compensation is paid quarterly in arrears. The annual equity retainer is delivered in time-based restricted stock units (“RSUs”), which vest on the earlier of the one-year anniversary of the grant date or the next date of the annual meeting of the Company’s stockholders. At a director’s election, the RSUs can be deferred until separation from the Board.
Directors are reimbursed for customary expenses for attending Board and committee meetings.
Director Stock Ownership Guidelines
In fiscal 2024, the Board adopted stock ownership guidelines that require directors to hold shares of our common stock equivalent in value to five times the annual cash retainer. Directors are required to be in compliance with these guidelines by the fifth anniversary of the adoption of these guidelines or the fifth anniversary of their appointment as a director, whichever is later. If a director falls below the required ownership level following the five-year grace period, they will be required to hold 100% of shares received (net of taxes) until they meet the target ownership level. For purposes of calculating compliance with the guidelines, the Company includes shares owned outright or beneficially by the director and unvested RSUs. Unexercised stock options and unvested performance-based awards are excluded.

Savers Value Village, Inc.	22	2026 Proxy Statement

Director Compensation for Fiscal 2025
The following table provides compensation information for our non-employee directors (excluding directors employed by Ares or its affiliates) for fiscal 2025.

Name(1)	Fees Earned or Paid In Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	All Other Compensation ($)	Total ($)

William T. Allen	81,250	129,994	—	—	211,244
Brian Ames(5)	8,546	176,141	—	—	184,687
Robyn Collver	94,625	129,994	—	—	224,619
Aina E. Konold	105,625	129,994	—	—	235,619
Susan O'Farrell	83,750	129,994	—	—	213,744
Kristy Pipes	81,875	129,994	—	—	211,869
Duane Woods(6)	73,696	129,994	—	—	203,690
(1)Mr. Walsh did not receive any additional compensation for his service on the Board apart from his compensation as Chief Executive Officer (“CEO”) as set forth below in the Summary Compensation Table and so is not included in this table. Our directors who are employed by Ares or its affiliates did not receive compensation from us for their service on the Board and so are not included in this table.
(2)The amounts in this column represent annual cash retainers paid to the directors. Although Ms. Collver’s cash compensation was paid in Canadian dollars, the payment due was determined based on the amount of U.S. dollars set forth in this table, and then paid in Canadian dollars using the exchange rate in effect at the time of payment.
(3)The amounts in this column reflect the aggregate grant date fair value of RSUs granted during the fiscal year, computed in accordance with Accounting Standards Codification 718 issued by the Financial Accounting Standards Board (“FASB ASC 718”). The grant date fair value for these units (based on the closing stock price on the grant date) was $10.65 for the June grants to Messrs. Allen and Woods, and Mses. Collver, Konold, O'Farrell and Pipes; $11.22 and $8.25 for Mr. Ames' August and November grants, respectively (which November 2025 grant to Mr. Ames was in connection with his Interim Chief Innovation Officer service). For a description of the assumptions used to determine the grant date fair value of our equity awards, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2025. As of the last day of fiscal 2025, each of Mses. Collver, Konold, O’Farrell and Pipes had 21,639 RSUs outstanding, Mr. Allen had 12,206 RSUs outstanding and Mr. Ames had 18,105 RSUs outstanding. Mses. Collver, Konold, O’Farrell and Pipes, and Mr. Woods, elected to defer settlement of their 12,206 RSUs granted in 2025 until separation from Board service.
(4)There were no stock option grants made to directors during fiscal 2025. As of the last day of fiscal 2025, the following non-employee directors, or former directors, as applicable, held the following number of outstanding stock options: Mr. Allen, 61,658 options; Ms. Collver, 100,516 options; Ms. Konold 64,910 options; Ms. Pipes, 64,910 options; and Mr. Woods, 30,156 options.
(5)Mr. Ames was appointed to the Board effective August 25, 2025.
(6)Mr. Woods resigned from the Board effective August 25, 2025.

Savers Value Village, Inc.	23	2026 Proxy Statement

Proposal 2: Ratification of Auditor
The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending January 2, 2027. KPMG has been retained as Savers’ independent registered public accounting firm since 2003. Although it is not required to do so, the Board is submitting the Audit Committee’s retention of KPMG as the Company’s independent registered public accounting firm for ratification by stockholders at the meeting to ascertain the view of our stockholders regarding such selection. If our stockholders fail to ratify the selection of KPMG as the independent registered public accounting firm for fiscal 2026, the Audit Committee will reconsider whether to retain the firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year. A representative of KPMG is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from stockholders. The members of the Audit Committee and Board believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.
VOTE
The Board of Directors unanimously recommends that you vote FOR Proposal 2.
Auditor Fees
The following table sets forth the fees billed by KPMG for fiscal years 2025 and 2024:

	Fiscal 2025 ($)	Fiscal 2024 ($)

Audit fees	2,934,446	2,777,960
Tax fees	480,746	673,624
All other fees	60,000	—
Audit Fees
Audit fees in fiscal 2025 and 2024 include fees for our annual integrated audit and quarterly review procedures and fees related to services for other regulatory filings.
Tax Fees
Tax fees include fees primarily for tax compliance services.
All Other Fees
All Other Fees include real-time system implementation assessment services in connection with the implementation of the Company's new point of sale system and lease accounting system.
Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
Consistent with SEC requirements regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of KPMG. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by KPMG.

Savers Value Village, Inc.	24	2026 Proxy Statement

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).
Audit Committee Report
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
Our Audit Committee has reviewed and discussed with our management and KPMG LLP (“KPMG”) our audited consolidated financial statements for the fiscal year ended January 3, 2026. Our Audit Committee has also discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
Our Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit Committee concerning independence and has discussed with KPMG its independence from us.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2026 for filing with the SEC.
Audit Committee
Aina E. Konold, Chairperson
Robyn Collver
Susan O'Farrell

Savers Value Village, Inc.	25	2026 Proxy Statement

Proposal 3: Advisory Approval of Executive Compensation (the Say-on-Pay Vote)
The Compensation Discussion and Analysis (“CD&A”), compensation tables, and narrative discussion beginning on p. 29 of this Proxy Statement describe the objectives and design of our executive compensation program and provide context for the compensation earned by or granted to the Company’s named executive officers (“NEOs”) for fiscal 2025.
The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR approval of, on a non-binding advisory basis, the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion. Our stockholder advisory vote on executive compensation occurs on an annual basis, with the next opportunity occurring in connection with the Company’s annual meeting in 2027.
As described in the CD&A below, to support the execution of our business model and our long-term success, we continue to focus on our core compensation objectives: incentivizing and rewarding performance; sustaining our position of strength in a competitive and changing retail environment; supporting teamwork, management stability, and succession planning; and fostering alignment with stockholder interests. We encourage you to review the CD&A.
At the Annual Meeting, we are asking stockholders to vote on the following advisory resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion included in the Proxy Statement.
The Board is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders. The Board and Compensation Committee will consider the outcome of this vote when determining future compensation arrangements for our NEOs.
VOTE
The Board of Directors unanimously recommends that you vote FOR Proposal 3 to approve, on an advisory basis, executive compensation.

Savers Value Village, Inc.	26	2026 Proxy Statement

Executive Officers
The following table sets forth certain information regarding the Company's current executive officers.

Executive Officers	Age	Positions

Mark Walsh	64	Chief Executive Officer and Director
Michael Maher	52	Chief Financial Officer and Treasurer
Jubran Tanious	49	President and Chief Operating Officer
Richard Medway	58	General Counsel, Chief Compliance & Sustainability Officer and Secretary
Mindy Geisser	57	Chief People Services Officer
Charles Hunsinger	58	Chief Information Officer
Non-Director Executive Officers
Michael Maher is currently serving as our Chief Financial Officer and Treasurer and joined us in 2024. Mr. Maher has responsibility for our operations finance, financial planning and analysis, accounting and controllership, financial reporting, treasury, investor relations, internal audit, and real estate operations functions. Mr. Maher is a seasoned finance leader and has over 25 years of experience in the retail and consumer sectors. Most recently, Mr. Maher served as Interim Chief Financial Officer at Nordstrom, Inc. from December 2022 to May 2023 and as Senior Vice President, Chief Accounting Officer from January 2020 until June 2023. Mr. Maher spent over 13 years in various senior finance roles at Nordstrom, including Senior Vice President, Finance and Vice President, Finance (Nordstrom Business Unit) from 2011 to 2020, and was instrumental in guiding the company through periods of transformation. His extensive finance expertise includes all aspects of business development, financial planning, accounting, reporting, treasury, tax and investor relations. Prior to joining Nordstrom, Mr. Maher served as the Vice President, Retail Division Controller for Longs Drug Stores Corporation, the Assistant Corporate Controller at 24 Hour Fitness, and as a Manager of Assurance and Advisory Services and a Certified Public Accountant with Deloitte & Touche LLP. He holds a Bachelor of Arts in Business Economics from the University of California, Los Angeles.
Jubran Tanious is currently serving as our President and Chief Operating Officer (“COO”) and joined us in 2011. In his role he oversees all of Store, Supply, and Wholesale Operations. Mr. Tanious has nearly 25 years of leadership and general management experience across a variety of operating companies. Prior to assuming the role of President in January 2023 and COO in November 2019, he served as our Vice President of Supply from January 2017 to October 2019 and was instrumental in transforming the Company’s supply strategy and organization. Prior to that, he served as Director of Supply and Regional Director of stores. Prior to Savers, Mr. Tanious served as Director of Business Risk Management for UnitedHealth Group and as Product Marketer for the 3M Company. Early in his career, he worked in an Operations Management and Engineering role for the Valspar Corporation. Mr. Tanious holds a Bachelor of Science in Chemical Engineering from the Pennsylvania State University and a Masters of Business Administration from Harvard Business School.
Richard Medway joined us as General Counsel and Chief Compliance Officer in 2015 and has also served as Secretary since November 2019 and Chief Sustainability Officer since January 2023. Mr. Medway ensures our compliance with laws and regulations in each of the communities in which we operate, and assists in risk management and government relations as we grow our business and build our partnerships. Additionally, he oversees an in-house legal and risk team which oversees workplace safety, insurance and loss prevention issues. Previously, Mr. Medway served as Vice President, Deputy General Counsel for Nintendo of America and was a partner at Powell Goldstein LLP. Mr. Medway received his Bachelor of Arts from the University of Wisconsin, Madison and holds a Juris Doctor from the Catholic University of America.

Savers Value Village, Inc.	27	2026 Proxy Statement

Mindy Geisser has served as our Chief People Services Officer since October 2015. Ms. Geisser oversees all team member benefits, compensation, payroll, HR systems, talent acquisition, training, team member relations, employee call center and employee engagement, retention and promotion efforts, as well as internal communications. She also champions our ongoing priority around culture, engagement and inclusion, ensuring a respectful workplace and leading team member policies and compliance efforts. Ms. Geisser has over three decades of HR generalist and leadership experience for companies including Colliers International, where she was the Chief Human Resources Officer, as well as Slalom Consulting, Amazon.com Inc, and Philips Medical Systems, among others. She received her Bachelor of Arts degree in Communications and French from the University of Wisconsin, Madison, and her Master of Arts in Industrial Relations from the University of Minnesota.
Charles Hunsinger has served as our Chief Information Officer (“CIO”) since October 2022. Mr. Hunsinger has responsibility for our technology strategy, application engineering, IT infrastructure, cybersecurity and IT control compliance, and our technical support functions. Mr. Hunsinger is a senior technology executive with over 35 years of IT experience in consulting and corporate roles. He has deep industry expertise in retail, e-commerce, and direct marketing businesses and has held CIO roles for leading omnichannel retail and direct marketing organizations. Prior to joining Savers Value Village, he served as the CIO for the previous six years for Oriental Trading Company, a Berkshire Hathaway holding. Prior to that, he held CIO roles for Harry and David, Musicians Friend, and Corporate Express, and also served as the VP of Customer Technologies for L.L.Bean. Mr. Hunsinger started his career in the consulting industry with Accenture. He holds a BS in Electrical Engineering from the University of Oklahoma.

Savers Value Village, Inc.	28	2026 Proxy Statement

Compensation Discussion and Analysis
Our Compensation Discussion and Analysis (“CD&A”) discusses our executive compensation approach and program, including the compensation granted to our Named Executive Officers (“NEOs”) for fiscal 2025:
•Mark Walsh, Chief Executive Officer and Director
•Michael Maher, Chief Financial Officer and Treasurer
•Jubran Tanious, President and Chief Operating Officer
•Richard Medway, General Counsel, Chief Compliance & Sustainability Officer and Secretary
•Mindy Geisser, Chief People Services Officer
In this CD&A, the “Committee” refers to our Compensation Committee.
Introduction
Each of our NEOs has extensive experience and an in-depth understanding of our business model and growth strategy. Having a highly engaged senior leadership team with the ability to successfully execute the for-profit thrift business has been critical to our performance. We believe our executive compensation program during fiscal 2025 supported the execution of our business model in the following ways:
•recruit and retain talented executives through a combination of fixed and variable compensation;
•reward performance against our business goals through payment of annual incentive bonuses; and
•align interests of management with those of our stockholders through the grant of stock options and RSUs.
Fiscal 2025 Executive Compensation Program
Our fiscal 2025 executive compensation program included base salary, annual cash incentives and long-term equity incentives.
Salary: The base salary of each NEO is intended to align with the scope and complexity of their roles, their relative responsibilities and concerns about retention or recruitment, as applicable.
Annual Incentive Plan (“AIP”): The Committee views the use of annual bonuses as an effective means to compensate the NEOs for achieving annual financial goals. Pursuant to our AIP for fiscal 2025, our NEOs were eligible for bonus payments after year-end based on the achievement of financial performance criteria, as described in more detail below.
Equity Incentives: In fiscal 2025, we made annual equity grants to our NEOs in the form of 50% time-based stock options and 50% time-based RSUs. These awards were intended to serve as a bridge between our pre-IPO equity program, which consisted of stock options based on time and performance, and a more traditional public company approach consisting of annual long-term incentive grants.
For 2026 and beyond, we will continue to evaluate the form and mix of long-term incentives for alignment with market practice and to ensure that the programs support the achievement of our key business objectives and reward for stockholder value creation.

Savers Value Village, Inc.	29	2026 Proxy Statement

Base Salaries
Base salaries provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience and value in the marketplace.
For fiscal 2025, base salaries were set at the following levels, which reflect no increase for the CEO and a 3.3% increase for the other NEOs, on average, compared to fiscal 2024.

Name	Base Salaries at Fiscal 2025 Year-End ($)

Mark Walsh	1,000,000
Michael Maher	550,000
Jubran Tanious	575,000
Richard Medway	549,000
Mindy Geisser	496,501
Annual Incentives: Annual Incentive Plan (AIP)
The objective of annual incentive awards under our AIP is to motivate the performance of our NEOs and other key team members based on annual performance goals established by the Committee while also encouraging engagement and collaboration. The Board and the Committee view the use of annual bonuses as an effective means to compensate the NEOs for achieving annual financial goals.
Key Features of Fiscal 2025 AIP
•Emphasized execution of our business strategy, with performance results based on Adjusted EBITDA (as defined below) and reviewed and approved by the Committee.
•200% maximum payout limit for all awards.
•For 2025, the payout is a mix of cash and RSUs that cliff vest after one-year, to enhance the alignment with stockholders and manage the cash-based costs of the program.

Metric	Why It’s Included	How It’s Used

Adjusted EBITDA*
•The Adjusted EBITDA measurement removes, in part, non-recurring, irregular and one-time items that may distort EBITDA
•Represents the Company’s financial health and growth, including top-line performance and effective expense management
•Highly relevant to our business, well understood, and part of Savers’ broad-based incentive program
•Sole metric in our AIP program for NEOs
*Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP metric used in our AIP. We define Adjusted EBITDA as net income excluding the impact of interest expense, net, income tax expense (benefit), depreciation and amortization, loss on extinguishment of debt, stock-based compensation expense, lease intangible asset expense, executive transition costs, transaction costs, dividend-related bonus, foreign currency exchange rate impacts, and certain other adjustments.

Savers Value Village, Inc.	30	2026 Proxy Statement

Performance Goals and Payouts for Fiscal 2025 AIP
Pursuant to our AIP for fiscal 2025, our NEOs generally were eligible for bonus payments in a mix of cash and RSUs after year-end based on the achievement of financial performance criteria.
The performance metric chosen for the year was Adjusted EBITDA, which our Committee believed was an appropriate performance measure for fiscal 2025 to motivate our key executives, including the NEOs, because the metric reflects our growth. Our plan provided for a threshold 10% payout if we achieved 86% of our goal; 100% payout if we achieved 100% of our goal; and a maximum 200% payout if we achieved 120% of our goal. Performance below the threshold would result in no payout.
For fiscal 2025, the Committee approved Adjusted EBITDA performance targets that, in absolute terms, are below our fiscal 2024 results. The Committee believes this approach appropriately reflects the financial profile of our Board-approved financial plan, which incorporates planned investment in new store openings which are central to our long-term growth strategy. New store openings require meaningful capital deployment and generally incur operating costs ahead of revenue maturation. As a result, our fiscal 2025 plan reflects near-term pressures on profitability, even as these investments position the Company for sustainable growth over the long term. The Committee determined that setting targets at this level appropriately balanced rigor with the Company’s strategic growth priorities, aligning incentives with long-term value creation while maintaining a meaningful performance threshold.
The payout level for fiscal 2025 for each NEO was approximately 75% of bonus target based on our achievement of approximately 95% of the goal under the AIP.
Fiscal 2025 AIP Adjusted EBITDA

	Threshold	Target	Maximum	Actual*

Performance goal	$226,444,161	$263,307,164	$315,968,597	$250,770,587
Percentage of target goal	86%	100%	120%	95%
Payout (as a % of target bonus)	10%	100%	200%	75%
*The Adjusted EBITDA result used for purposes of the AIP is different than as reported in the Company’s Annual Report on Form 10-K because we use an internal management reporting rate for constant currency purposes to account for the impact of foreign currency exchange rates in our AIP calculation.
Each NEO had a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The Committee approved these individual award opportunities at the beginning of fiscal 2025 based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, individual performance and responsibilities, and contractual obligations. In recognition that a portion of the annual bonus would be paid in RSUs with additional time-based vesting conditions, the Committee approved a one-time increase in the target bonus opportunity for our CEO from 100% to 110% of base salary and for our NEOs from 75% to 80% of base salary. The cash and equity split for the CEO is different from the other NEOs based upon market data and input from our independent compensation consultant. The number of RSUs payable would be calculated based on the dollar value of the earned bonus payable in RSUs, divided by the closing price of our common stock on the effective grant date of the RSUs. The RSUs vest one year after the grant date, subject to the NEO’s continuous employment until such date (with accelerated vesting if termination by the Company is without cause).

Savers Value Village, Inc.	31	2026 Proxy Statement

Fiscal 2025 AIP Opportunities and Payouts

	Target (as a % of Base Salary)			Target ($)	Actual Amount Earned ($)	Actual Amount Earned (as a % of Target)
	Total (%)	Cash (%)	Equity (%)

Mark Walsh	110	25	85	1,100,000	825,000	75
Michael Maher	80	50	30	440,000	330,000	75
Jubran Tanious	80	50	30	460,000	345,000	75
Richard Medway	80	50	30	439,200	329,400	75
Mindy Geisser	80	50	30	397,201	297,901	75
Long-Term Equity Incentives
Fiscal 2025 Grants to Named Executive Officers
Equity compensation has been, and continues to be, an important part of our executive compensation program to attract and retain executives and align their interests with those of our stockholders.
In fiscal 2025, the Company continued to make the transition from private-company to public-company compensation programs. As part of this transition, an annual grant process was adopted under which long-term incentives will generally be delivered in the first quarter of each fiscal year.
For fiscal 2025, the target values of long-term incentive grants to our NEOs consisted of 50% stock options and 50% RSUs. Both the stock options and RSUs vest in approximately one-third increments on the first, second and third anniversaries of the grant date. In determining the structure of the awards and vesting schedule, the Committee evaluated market practice and the value of unvested long-term incentives held by the executives, and desired to develop a program that helped retain key executives and reward for stockholder value creation.
One-Time Awards Granted in 2025
During fiscal 2025, Mr. Maher received a one-time RSU award for retention and recognition.

Key Features of Pre-IPO Equity Grants
Before our IPO, we granted options that vest over time, and also, for options granted prior to 2022, a portion that vested depending on our sponsor’s return on investment. Stock options were viewed as an appropriate equity incentive for a private company to align management with our stockholders because stock options have an exercise price based on the value at the time of grant, and so the potential future value of the stock option would directly represent an increase in the value of our stock over the term of the option, benefiting our stockholders.
With respect to performance-based stock options granted to our NEOs prior to 2022, 25% of those options vested on our IPO and 25% vested on the one-year anniversary of the IPO. The remainder of those stock options vest in accordance with the performance vesting terms described below under Compensation Tables - Additional Narrative Disclosure.

Savers Value Village, Inc.	32	2026 Proxy Statement

Our Decision Making Process
The Role of the Compensation Committee
Our executive compensation programs have historically been determined by our Board and our Compensation Committee. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the Committee may consider a number of quantitative and qualitative factors, including:
•individual executive performance and responsibilities
•market data and peer practices
•retention, leadership stability and continuity, succession planning, and organizational changes
•our broad-based talent and rewards practices and strategies
•our key business priorities and Company and divisional performance
•our business culture and core values
•stockholder feedback, including our say-on-pay vote
•employment terms and contractual negotiations
•risk mitigation strategies, and the balance of risks and rewards
The Board reviews with our executive officers the annual and multi-year business plans for Savers, which form the basis of the financial performance targets for our short- and long-term incentive plans. The Committee or Board may invite our executive officers to discuss business and organizational strategies and to attend portions of its meetings on various topics, which provides additional context for executive compensation decisions. For NEOs other than our CEO, the Committee or the Board may consider compensation recommendations from the CEO and the results of individual performance evaluations of these other NEOs by the CEO, among other factors.
The Role of our Peer Group
The Committee uses peer group data to inform its compensation decision-making for our NEOs. Peer group data allows the Committee to evaluate the competitiveness of NEO compensation and our program design, as well as marketplace practices and the relationship of pay and performance on a relative basis.
The Committee believes that peer group data provides important context for its compensation decisions. At the same time, the Committee recognizes that our off-price retail business model, in combination with our size and global focus, is distinct from other companies, and that the retail environment in recent years has presented challenges when evaluating companies for comparability to Savers.
The Committee does not rely on strict benchmarking or target any element of NEO compensation by reference to any specified level of compensation within the peer group. The Committee monitors Savers’ performance relative to the peer group but has not adopted a formulaic approach for evaluating relative performance and determining its impact on our compensation program. The Committee may also supplement peer group data from time to time with additional case studies and market data to provide further context for its compensation decisions.

Savers Value Village, Inc.	33	2026 Proxy Statement

Peer Group Evaluation Criteria
The Committee expects to annually assess the composition of the peer group and may consider criteria beyond standard industry classifications in constructing and evaluating the peer group, including:
•business focus and industry similarity, targeting retail companies with comparable customer or merchandise strategies, and also considering consumer product companies that meet size and complexity criteria;
•revenues, market capitalization, and number of employees;
•business complexity, reflected by factors such as significant global operations, brand and/or product line diversity, multiple segments, and e-commerce strategy; and
•financial performance metrics, including operating and market performance.
Fiscal 2025 Peer Group
During fiscal 2025, after consultation with FW Cook, the Committee’s independent compensation consultant, the Committee determined that the following group of large, publicly traded consumer-oriented companies would be appropriate to use when considering market data for executive compensation.(1)

Academy Sports & Outdoors, Inc.	BJ's Restaurants, Inc.	Boot Barn Holdings, Inc.
First Watch Restaurant Group, Inc.	Five Below, Inc.	Grocery Outlet Holding Corp.
Lands' End, Inc.	Mister Car Wash, Inc.	National Vision Holdings, Inc.
Ollie's Bargain Outlet Holdings, Inc.	PriceSmart, Inc.	Sally's Beauty Holdings, Inc.
Shake Shack Inc.	Shoe Carnival, Inc.
(1) Leslie’s, Inc. was part of the initial fiscal 2025 peer group but removed from our peer group by the Committee in July 2025.
The Role of Compensation Consultants
The Committee engaged FW Cook to serve as the independent compensation consultant to the Committee for fiscal 2025. FW Cook attends Committee meetings and consults with the Committee on an ongoing basis throughout the year as requested. FW Cook may provide industry, peer, and market data to the Committee.
The Committee may use information and advice from FW Cook as a reference in assessing the overall competitiveness of our directors’ and NEOs’ compensation and our executive compensation program and making its compensation decisions and determinations about the design, overall level and mix of compensation, plan metrics, goals and payout formulas, and individual compensation components, including benefits and perquisites.
FW Cook did not perform any services for Savers other than work for the Committee. FW Cook reported directly to the Committee, which determined the scope and terms of FW Cook’s engagement. During fiscal 2025, the Committee reviewed its existing relationship with FW Cook, including potential conflicts of interest, and determined that FW Cook’s work for the Committee did not raise any conflicts of interest and that FW Cook continued to be an independent advisor to the Committee.
Consideration of the Say-on-Pay Vote
We last held a non-binding, advisory vote to approve the compensation of our named executive officers, commonly referred to as the "say-on-pay" vote, at our 2025 Annual Meeting of Stockholders, pursuant to Section 14A of the Exchange Act. Our advisory resolution to approve the compensation of our NEOs received majority support from stockholders with approximately 99% "For" votes. We take this result as support that our executive compensation program and practices are reasonable and generally aligned with stockholder expectations. We review our overall approach to executive compensation periodically and we expect that the specific direction, emphasis, and components of our executive compensation program will continue to evolve as will our process for establishing executive compensation.

Savers Value Village, Inc.	34	2026 Proxy Statement

Health and Welfare Benefits
The NEOs are eligible to participate in our health and welfare benefit plans, including medical benefits and life insurance.
401(k) Retirement Plan
We maintain a tax-qualified defined contribution plan, or a 401(k) plan, in which all employees may make contributions from eligible compensation, subject to Internal Revenue Code (the “Code”) limits. We make matching contributions, subject to Code limits. The NEOs are eligible to participate in the 401(k) plan on the same terms as other participating U.S. employees.
Deferred Compensation Plan
The NEOs are eligible to participate in our non-qualified deferred compensation plan. Participants may elect to defer all or a portion of their eligible salary and bonus until a specified date. Executive officers who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the executive. The investment options under the plan offer a core lineup which is similar to those provided under our qualified 401(k) plan and an extended lineup with access to a broader universe of funds with varying risk and return profiles.
Hedging and Pledging Prohibitions
Our policies prohibit our executive officers from engaging in pledging or hedging transactions with respect to Savers stock.
Severance, Retirement, and Change of Control Provisions
We have entered into employment agreements with our executive officers that provide benefits in connection with certain terminations of employment, together with provisions in our equity plan documents described below. Each NEO has agreed to post-employment non-competition, non-solicitation, and other covenants intended to protect our business.
We believe that these benefits assist in attracting and retaining high quality executives, in our succession planning, and in keeping our executives focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of the Company and our NEOs, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our other compensation objectives described above, taking into account contractual obligations, applicable law and current market practice, among other considerations. These provisions are described in more detail under Compensation Tables—Additional Narrative Disclosure and Potential Payments upon Termination or Change of Control.
Policies on Clawback, Forfeiture, and Recovery of Compensation
Our clawback policy provides that, in the event of a material restatement of financial results, the Board or a Board committee will attempt to recover from any current or former executive officer the portion of incentive compensation that was received by the executive officer or vested during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results.
Stock Ownership Guidelines
In 2024, the Committee adopted executive stock ownership guidelines that require executives to hold shares equivalent in value to a multiple of their base salary (5x for the CEO, 3x for the President, and 2x for the other executives). Executives are required to be in compliance with these guidelines by the fifth anniversary of the adoption of these guidelines or the fifth anniversary of their appointment to a role covered by these guidelines, whichever is later. If a covered executive falls below the required ownership level following the five-year grace period, they will be required to hold 100% of shares received (net of taxes) until they meet the target ownership level. For purposes of calculating compliance with the guidelines, the Company includes shares owned outright or beneficially by the executive and unvested RSUs. Unexercised stock options and unvested performance-based awards are excluded.

Savers Value Village, Inc.	35	2026 Proxy Statement

These stock ownership guidelines are intended to complement the other good governance features employed by the Company, which include: anti-hedging / pledging policy, compensation recoupment policy (i.e., clawback), annual risk assessment, and use of an independent, third-party compensation consultant.
Rule 10b5-1 Trading Plans
Our Company strongly encourages each of our directors, executive officers and certain other senior level persons that have regular access to material nonpublic information about our Company to conduct any sales of our securities through the use of stock trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. A Rule 10b5-1 trading plan is a written document that pre-establishes the amount (or ratio), prices, and dates (or range of possible dates) of future purchases or sales of our common stock. These trading plans are only entered into during open trading windows and when the individual is not aware of material nonpublic information regarding the Company. In addition, trades can only be initiated under a trading plan following a specified cooling off period from when the plan was approved.
Annual Compensation and Risk Assessment
The Committee considers our compensation policies and practices, including our executive compensation program, as part of our annual enterprise risk assessment process. Among other things, considerations may include what risks could be created or exacerbated by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated, and managed. We do not believe that our compensation policies and practices give rise to risks that are reasonably likely to have a material adverse effect on Savers.
Tax and Accounting Considerations
Deductibility of Executive Compensation. Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to certain executive officers designated in Section 162(m) of the Code. However, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide appropriate executive compensation to reflect the Company’s business needs and benefit stockholders.
Accounting for Stock-Based Compensation. Generally, we are required to measure the compensation expense for all share-based awards made to employees and directors. The grant date fair value of these awards determined for financial reporting purposes may not reflect the potential value intended by the Committee for the individual to receive or the actual value of the awards to the recipients, which depends on various factors, including meeting the vesting criteria and individual decisions regarding sales of shares.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 3, 2026.
Compensation Committee
Aaron Rosen, Chairperson
William T. Allen
Jordan Smith

Savers Value Village, Inc.	36	2026 Proxy Statement

Compensation Tables
Summary Compensation Table
The following table provides compensation information for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for the fiscal year ended January 3, 2026, which we refer to as “fiscal 2025”. We refer to these executive officers as the named executive officers or NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-Qualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)(5)	Total ($)

Mark Walsh, Chief Executive Officer	2025	999,999	—	2,637,493	1,999,997	187,500	—	16,670	5,841,659
	2024	993,092	—	1,999,983	1,999,997	100,000	—	100	5,093,172
	2023	956,949	8,184,000	—	—	993,002	—	100	10,134,051
Michael Maher, Chief Financial Officer(6)	2025	545,191	—	1,523,732	399,999	206,250	—	6,323	2,681,495
	2024	312,981	—	299,991	299,997	25,067	—	100	938,136
Jubran Tanious, President and Chief Operating Officer	2025	569,373	—	729,373	599,999	215,625	—	9,840	2,124,210
	2024	540,740	—	499,986	499,999	40,930	—	13,900	1,595,555
	2023	517,570	2,270,400	—	—	401,507	—	13,300	3,202,777
Richard Medway, General Counsel, Chief Compliance & Sustainability Officer and Secretary	2025	545,802	—	423,518	300,000	205,875	—	12,155	1,487,350
	2024	529,389	—	299,992	299,998	39,928	—	13,900	1,183,207
	2023	513,041	1,659,100	—	307,040	399,278	—	13,300	2,891,759
Mindy Geisser, Chief People Services Officer	2025	496,501	—	336,703	224,999	186,188	—	14,550	1,258,941
	2024	493,720	—	204,998	204,993	37,238	—	13,900	954,849
	2023	478,475	1,362,100	—	—	372,376	—	13,300	2,226,251
(1)There were no discretionary bonuses in 2025.
(2)The amounts in the applicable column reflect the aggregate grant date fair value of stock awards (restricted stock units) or stock options granted during the fiscal year, computed in accordance with FASB ASC 718. For a description of the assumptions used to determine the grant date fair value of our equity awards, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2026. As discussed in the CD&A, a portion of the Annual Incentive Bonus Plan (“AIP”) amounts earned for 2025 were paid in 2026 in RSUs that vest one year after the grant date, subject to the NEO’s continued service until the vest date.
(3)The amounts in this column reflect cash bonus payments under our AIP for performance in the applicable year, as described below.
(4)No above-market or preferential interest rate options are available under our deferred compensation plan, which is described below, and so no amounts are reported in this column.
(5)The amounts shown in this column for fiscal 2025 include (a) a physical examination, (b) credit card annual fees, (c) matching 401k contributions, (d) gifts and (e) charitable contributions. No NEO received a perquisite in 2025 that exceeded the greater of $25,000 or 10% of the NEO’s total perquisite and personal benefit amount. To the extent an NEO’s spouse or guests accompany the executive on business travel, there is no amount included as other compensation to the extent there is no aggregate incremental cost to the Company (including as a result of any reimbursement by the executive of such cost).

Savers Value Village, Inc.	37	2026 Proxy Statement

Narrative Disclosure to Summary Compensation Table
Employment arrangements. As further described under Additional Narrative Disclosure below, we have entered into an employment agreement with each of our NEOs.
Annual incentive. A portion of each NEO’s total target compensation opportunity is in the form of an annual incentive bonus under our AIP. Each executive has a target bonus (as a percentage of base salary at year-end) under the AIP. The target amounts are 110% of base salary for Mr. Walsh and 80% of base salary for each other NEO with a maximum payout of 200% of target. Please see the Compensation Discussion and Analysis for further information regarding determination of payouts for fiscal 2025.
Benefits. As further described under Our Decision Making Process above, we provide certain health and welfare benefits, a 401(k) retirement plan, and a non-qualified deferred compensation plan to our NEOs and other employees.

Savers Value Village, Inc.	38	2026 Proxy Statement

Grants of Plan-Based Awards in Fiscal 2025
The following table shows grants of awards to our NEOs during fiscal 2025.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Mark Walsh	n/a	25,000	250,000	500,000	85,000	850,000	1,700,000	—	—	—	—
	3/12/2025	—	—	—	—	—	—	281,293	—	—	1,999,993
	3/12/2025	—	—	—	—	—	—	—	671,140	7.11	1,999,997
Michael Maher	n/a	27,500	275,000	550,000	16,500	165,000	330,000	—	—	—	—
	3/12/2025	—	—	—	—	—	—	56,258	—	—	399,994
	3/12/2025	—	—	—	—	—	—	—	134,228	7.11	399,999
	7/24/2025	—	—	—	—	—	—	97,370	—	—	999,990
Jubran Tanious	n/a	28,750	287,500	575,000	17,250	172,500	345,000	—	—	—	—
	3/12/2025	—	—	—	—	—	—	84,388	—	—	599,999
	3/12/2025	—	—	—	—	—	—	—	201,342	7.11	599,999
Richard Medway	n/a	27,450	274,500	549,000	16,470	164,700	329,400	—	—	—	—
	3/12/2025	—	—	—	—	—	—	42,194	—	—	299,999
	3/12/2025	—	—	—	—	—	—	—	100,671	7.11	300,000
Mindy Geisser	n/a	24,825	248,251	496,501	14,895	148,950	297,901	—	—	—	—
	3/12/2025	—	—	—	—	—	—	31,645	—	—	224,996
	3/12/2025	—	—	—	—	—	—	—	75,503	7.11	224,999
(1)Represents the threshold, target and maximum value of cash bonus awards that could have been earned by the named executive officers under our annual incentive bonus plan for performance during fiscal 2025. The actual payments are set forth in the “Summary Compensation Table” section above.
(2)Represents the threshold, target and maximum cash value of the amounts that could have been paid in RSUs under the AIP for performance during fiscal year 2025. The number of RSUs granted is calculated based on the dollar value of the earned bonus payable in RSUs, divided by the closing price of our common stock on the 2026 effective grant date of the RSUs.
(3)The amounts in this column reflect the aggregate grant date fair value of stock options and RSUs granted during the fiscal year, computed in accordance with FASB ASC 718. For a description of the assumptions used to determine the grant date fair value of our equity awards, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2026.

Savers Value Village, Inc.	39	2026 Proxy Statement

Outstanding Equity Awards at Fiscal 2025 Year-End
The following table shows all outstanding equity awards held by each of the named executive officers at the end of fiscal 2025.

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Mark Walsh	10/7/2019	641,828	—	681,828	1.41	10/7/2029	—	—
	10/7/2019	740,800	—	—	1.41	10/7/2029	—	—
	12/9/2020	645,295	—	645,294	3.16	12/9/2030	—	—
	12/9/2020	860,395	—	—	3.16	12/9/2030	—	—
	3/12/2024	—	—	—	—		101,522	959,383
	3/12/2024	—	208,768	—	19.70	3/12/2034	—	—
	3/12/2025	—	—	—	—		281,293	2,658,219
	3/12/2025	—	671,140	—	7.11	3/12/2035	—	—
Michael Maher	6/5/2024	—	—	—	—		14,514	137,157
	6/5/2024	15,174	30,349	—	13.78	6/5/2034	—	—
	3/12/2025	—	—	—	—		56,258	531,638
	3/12/2025	—	134,228	—	7.11	3/12/2035	—	—
	7/24/2025	—	—	—	—		97,370	920,147
Jubran Tanious	6/12/2019	104,000	—	136,365	1.41	6/12/2029	—	—
	6/12/2019	100,000	—	—	1.41	6/12/2029	—	—
	11/1/2019	184,713	—	184,713	1.41	11/1/2029	—	—
	11/1/2019	100,000	—	—	1.41	11/1/2029	—	—
	12/9/2020	47,091	—	47,091	3.16	12/9/2030	—	—
	12/9/2020	62,790	—	—	3.16	12/9/2030	—	—
	3/12/2024	—	—	—	—		25,380	239,841
	3/12/2024	—	52,192	—	19.70	3/12/2034	—	—
	3/12/2025	—	—	—	—		84,388	797,467
	3/12/2025	—	201,342	—	7.11	3/12/2035	—	—

Savers Value Village, Inc.	40	2026 Proxy Statement

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Richard Medway	6/12/2019	130,000	—	190,912	1.41	6/12/2029	—	—
	6/12/2019	43,344	—	—	1.41	6/12/2029	—	—
	12/9/2020	78,131	—	78,130	3.16	12/9/2030	—	—
	12/9/2020	104,170	—	—	3.16	12/9/2030	—	—
	4/12/2023	31,395	15,697	—	15.45	4/12/2033	—	—
	3/12/2024	—	—	—	—		15,228	143,905
	3/12/2024	—	31,315	—	19.70	3/12/2034	—	—
	3/12/2025	—	—	—	—		42,194	398,733
	3/12/2025	—	100,671	—	7.11	3/12/2035	—	—
Mindy Geisser	6/12/2019	190,913	—	190,912	1.41	6/12/2029	—	—
	6/12/2019	106,548	—	—	1.41	6/12/2029	—	—
	12/9/2020	29,968	—	29,968	3.16	12/9/2030	—	—
	12/9/2020	39,955	—	—	3.16	12/9/2030	—	—
	3/12/2024	—	—	—	—		10,406	98,337
	3/12/2024	—	21,398	—	19.70	3/12/2034	—	—
	3/12/2025	—	—	—	—		31,645	299,045
	3/12/2025	—	75,503	—	7.11	3/12/2035	—	—
(1)The amounts in this column represent unvested time-based stock options. Subject to continued employment through the applicable vesting date, these stock options vest in substantially equal installments on each of the first, second and third anniversaries of the grant date except for the March 2024 grants, which vest in substantially equal installments on each of the second, third and fourth anniversaries of the grant date.
(2)The amounts in this column represent unvested and unearned performance-based stock options. These stock options are eligible to vest upon the achievement of the performance conditions described under Additional Narrative Disclosure below.
(3)The amounts in this column represent unvested RSUs. Subject to continued employment through the applicable vesting date, these RSUs vest in equal installments on the second, third and fourth anniversaries of the grant date, except for Mr. Maher’s June 2024 grant and the March 2025 grants, which vest in equal installments on the first, second and third anniversaries of the grant date, and Mr. Maher’s July 2025 grant which vests in equal installments on the third, fourth and fifth anniversaries of the grant date.
(4)The amounts in this column represent the aggregate fair market value of RSUs as of January 2, 2026, the last trading day of fiscal 2025. The closing price of the Company’s stock was $9.45 on that date.

Savers Value Village, Inc.	41	2026 Proxy Statement

Option Exercises and Stock Awards Vested During Fiscal 2025
The following table sets forth all options exercised and RSUs vested for each of our NEOs during fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mark Walsh	90,000	917,828	—	—
Michael Maher	—	—	7,256	77,276
Jubran Tanious	182,581	1,433,361	—	—
Richard Medway	185,913	1,925,365	—	—
Mindy Geisser	120,000	1,260,848	—	—
Nonqualified Deferred Compensation Plans
We provide a non-qualified deferred compensation plan to the NEOs and other employees. The NEOs who participate in this plan are listed in the table below. Participants may elect to defer all or a portion of their eligible salary and AIP payment until a specified date. Participants who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the participant. The investment options under the plan offer a core lineup which is similar to those provided under our qualified 401(k) plan and an extended lineup with access to a broader universe of funds with varying risk and return profiles.
Nonqualified Deferred Compensation for Fiscal 2025
The following table provides information on our nonqualified deferred compensation plan for our NEOs who participate:

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(2) ($)

Richard Medway	1,198	—	73,432	(113,701)	732,294
Mindy Geisser	1,862	—	8,359	(7,566)	58,211
(1)Amounts contributed by the NEO are reported as salary or non-equity incentive compensation amounts for the applicable year in the Summary Compensation Table, and any matching contributions would have been reported for the applicable year as “all other compensation” in the Summary Compensation Table. There were no matching contributions by the Company in fiscal 2025.
(2)Amounts reported in this column include contributions previously reported as compensation in the Summary Compensation Table in prior years of $771,365 for Mr. Medway and $55,556 for Ms. Geisser.

Savers Value Village, Inc.	42	2026 Proxy Statement

Additional Narrative Disclosure
Employment Agreements
We have entered into an employment agreement with each of our named executive officers. The amended and restated employment agreement of our CEO, Mr. Walsh, dated March 8, 2023, which superseded his prior agreement, provides for an initial term through December 31, 2025, with automatic 12-month renewals thereafter, unless the term ends earlier due to termination of the executive’s employment by either party at any time. Mr. Walsh’s agreement provides for a base salary (which has increased from time to time), a target annual bonus of 100% of base salary and other benefits provided to similarly situated employees. Employment agreements with each of our other NEOs provide for a term until the executive’s employment is terminated by either party at any time and for continued payments during employment of base salary, annual bonus eligibility (with a target bonus of 75% of salary) and other benefits provided to similarly situated employees.
Pursuant to each NEO’s employment agreement, upon the executive’s involuntary termination without cause or resignation for good reason (as defined below), and subject to signing, and not revoking, a release and complying with the restrictive covenants, the executive will be entitled to receive the following (in addition to accrued salary and any earned but unpaid bonus for the prior year):
•12 months of continued base salary;
•a pro-rated portion of the annual bonus for the year of termination based on actual level of achievement (and additionally, for Mr. Walsh, his annual target bonus);
•12 months of payment of healthcare premiums under COBRA (18 months for Mr. Walsh); and
•outplacement services (other than for Mr. Walsh).
In the event of death or disability, performance-based options that were granted prior to January 1, 2022 will remain eligible for performance-based vesting until the first anniversary of the date of death or disability, or, for Mr. Walsh in the event of death, will be eligible for immediate vesting based on stock price calculations at the time of his death.
For purposes of each employment agreement, “good reason” generally includes one of the following occurring without the executive’s consent: (i) material diminution of authority, duties or responsibilities; (ii) a change of principal employment location by more than 50 miles (or 35 miles for Mr. Walsh); (iii) material diminution in base salary (or target bonus for Mr. Walsh); or (iv) material breach by the Company of the employment agreement.
For purposes of each employment agreement, “without cause” generally is defined as involuntary termination for reasons other than death, disability, voluntary resignation, material breach of the employment agreement or any other agreement, breach of written policy or code of conduct, commission of act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, the commission or conviction of any felony or crime involving moral turpitude, willful failure or refusal to perform obligations pursuant to the employment agreement or to follow any lawful and reasonable directive from the Board.
Each of the employment agreements (other than Mr. Walsh’s) provides for a Section 280G “better-of provision” such that payments or benefits that each individual receives in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if a reduction would result in greater after-tax payment amount for the individual. There are no tax gross-up provisions related to Section 280G or 4999 of the Code in the employment agreements or other agreements.
Restrictive Covenants. Each NEO’s employment agreement subjects the executive to a non-competition covenant for up to 18 months (or 12 months for Mr. Walsh) following termination of employment. Each NEO is also subject to confidentiality and proprietary information covenants, non-disparagement covenants and post-termination non-solicit covenants.

Savers Value Village, Inc.	43	2026 Proxy Statement

Equity Compensation
Pre-IPO Options. Prior to our IPO, we granted stock options under our 2019 Management Incentive Plan, as amended (the “2019 Management Incentive Plan”). These included time-based options and performance-based options.
•The time-based stock options generally provided for vesting in equal annual installments over five years, subject to continued employment through each vesting date.
•The performance-based stock options become vested to the extent our private equity investors receive a specified multiple of invested capital (“MOIC”) before the tenth anniversary of the option grant date, subject to the executive’s continued employment through the applicable measurement date. Additional performance measures are applicable, as described below.
•MOIC vesting. MOIC is a ratio comparing cash proceeds (including cumulative cash dividends and sale proceeds through the measurement date) to aggregate investment. Absent other events (such as the IPO or the VWAP vesting described below), the percentage of the performance-based portion that would become vested based on MOIC is as follows: one-third if MOIC equals or exceeds a 2.00 tranche price target; an additional one-third if MOIC equals or exceeds a 3.00 tranche price target; and the final one-third if MOIC equals or exceeds a 3.75 tranche price target.
•IPO vesting. 25% of the originally granted performance-based stock options vested upon closing of our IPO on July 3, 2023.
•VWAP vesting. The performance-based options are eligible to vest based on our stock price performance, as measured using a 90-day volume weighted average closing price (or “VWAP”), as defined in the option agreement, at each of the VWAP measurement events over a three year period (following the IPO) where 25% per annum of the originally granted performance-based options are eligible for vesting with three tranches of price targets of $6.88, $11.76 and $15.42. As a result, an additional 25% of the performance-based options vested pursuant to the VWAP measurement during 2024.
The stock option agreements for stock options granted prior to our IPO provide that, if a holder’s employment is terminated without cause, then a pro-rated portion of the time-based stock options will become vested. In the event of a change in control, the time-based stock options will become fully vested, and the performance-based options will become vested to the extent the MOIC returns described above are met in connection with the change in control.
Omnibus Incentive Compensation Plan. In connection with the IPO, we adopted our Omnibus Incentive Compensation Plan (the “Omnibus Incentive Plan”), which replaced the 2019 Management Incentive Plan. As a result, equity awards granted on and following our IPO are under the Omnibus Incentive Plan. Our named executive officers, as well as other team members, directors, officers, consultants or advisors, are eligible to receive awards under the Omnibus Incentive Plan, which has a ten-year term. The Omnibus Incentive Plan provides for “double-trigger” vesting (that is, vesting in the event of a termination without cause upon or following a change in control), unless otherwise provided in an award agreement.
The 2023 RSU and option agreements provide that if a holder’s employment is terminated due to death or disability, then the portion of the RSU that would vest on the next scheduled vesting date will become vested and for options, a pro-rata portion of the option grant that would vest on the next scheduled vesting date will become vested.
The 2024 RSU and option agreements provide that if a holder’s employment is terminated due to death or disability, the unvested portion of the awards will fully accelerate and become vested.

Savers Value Village, Inc.	44	2026 Proxy Statement

Potential Payments Upon Termination or Change of Control
The table below reflects estimates of the amount of compensation and benefits for each NEO under the employment agreements, equity award agreements and plans described under Additional Narrative Disclosure above in the event of (i) a termination without cause or resignation for good reason, (ii) a termination by reason of the executive’s death or disability, or (iii) upon a change in control (including “double-trigger” vesting where applicable). The amounts shown assume that the applicable triggering event occurred on January 3, 2026 and, therefore, are only estimates of the amounts that would be paid to the NEOs upon the occurrence of the applicable triggering event under arrangements in effect on such date.

Name	Termination Event	Cash Benefits ($)	Accelerated Vesting of Equity Awards (1) ($)

Mark Walsh	Involuntary Termination Without Cause or Resignation for Good Reason (2), (4)	2,064,844	—
	Death or Disability	—	5,188,069
	Change in Control (3),(4)	2,064,844	14,728,866
Michael Maher	Involuntary Termination Without Cause or Resignation for Good Reason (2), (5)	601,140	—
	Death or Disability	—	1,903,035
	Change in Control (3), (5)	601,140	1,903,035
Jubran Tanious	Involuntary Termination Without Cause or Resignation for Good Reason (2), (6)	626,295	—
	Death or Disability	—	1,508,448
	Change in Control (3), (6)	626,295	4,386,117
Richard Medway	Involuntary Termination Without Cause or Resignation for Good Reason (2), (7)	600,134	—
	Death or Disability	—	778,208
	Change in Control (3), (7)	600,134	2,804,578
Mindy Geisser	Involuntary Termination Without Cause or Resignation for Good Reason (2), (8)	547,312	—
	Death or Disability	—	574,059
	Change in Control (3), (8)	547,312	2,297,490
(1)The estimated value associated with the accelerated vesting of equity awards in this table represents, for each option or RSU that would become vested as a result of the specified event, the amount equal to $9.45 per share (which represents the closing price of the Company’s stock on January 2, 2026, the last trading day of fiscal 2025) less, in the case of options, the exercise price. Mr. Walsh’s performance-based options would be eligible for accelerated vesting immediately based on the VWAP of the Company’s stock at the time of death and so the value of his unvested performance-based options as of the last trading day of fiscal 2025 would be reflected in this table if the applicable price hurdles were met, which was not the case as of January 3, 2026.
(2)Reflects the severance benefits described under Employment Agreements above (and includes 100% of the AIP target value for fiscal 2026 for Mr. Walsh) and, for involuntary termination without cause, pro-rated vesting of time-based stock options described under Additional Narrative Disclosure—Equity Compensation above.
(3)For change in control, assumes a qualifying termination and reflects full vesting of pre-IPO stock options (assuming, for performance-based options, that the performance criteria are met at the maximum level at the time of the change in control), each as described under Additional Narrative Disclosure—Equity Compensation above. Also includes post-IPO equity awards with “double-trigger” vesting that would vest only upon termination without cause upon or following a change in control, so includes accelerated vesting of RSUs and options granted under the terms of the Omnibus Incentive Plan.
(4)Mr. Walsh’s cash benefits consist of $1,000,000 in base salary, $1,000,000 and $8,219 pro-rata AIP target value and $56,625 COBRA payments.
(5)Mr. Maher’s cash benefits consist of $550,000 in base salary, $3,390 pro-rata AIP target value, $37,750 COBRA and $10,000 outplacement services payments.
(6)Mr. Tanious’ cash benefits consist of $575,000 in base salary, $3,545 pro-rata AIP target value, $37,750 COBRA and $10,000 outplacement services payments.
(7)Mr. Medway’s cash benefits consist of $549,000 base salary, $3,384 pro-rata AIP target value, $37,750 COBRA and $10,000 outplacement services payments.
(8)Ms. Geisser's cash benefits consist of $496,501 base salary, $3,061 pro-rata AIP target value, $37,750 COBRA and $10,000 outplacement services payments.

Savers Value Village, Inc.	45	2026 Proxy Statement

Pay Ratio
Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, requires us to disclose the annual total compensation of Mr. Walsh, our CEO, and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table).
For fiscal 2025:
•Median employee’s total compensation: $29,315
•Mr. Walsh’s total annual compensation: $5,841,659
•Ratio of CEO to median employee compensation: 199.3 : 1
We used a consistently applied compensation measure to identify the median of the annual total compensation to include base salary and bonus earned of all of our employees. To make them comparable, salaries for newly hired employees who had worked less than a year were annualized, and the target annual bonus amount was applied to their total compensation measure. To identify the median of the annual total compensation of all employees and the median employee’s compensation, we took the following steps:
•We determined that our employee population as of December 27, 2025, consisted of 22,827 full- and part-time employees located in 3 countries (we do not have temporary or seasonal workers). Our Australian population of 1,190 employees is less than 5% of the total so was excluded.
•We selected December 27, 2025, as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.
•For our international employees paid in their local currency, we converted each such employee’s total annual compensation as of December 27, 2025, to U.S. dollars using the exchange rate as of that date; however, we did not make any cost-of-living adjustment with respect to any of our U.S. or international employees.
The CEO pay ratio reported above is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, and adjustments, as well as significantly varying workforce structures, CEO pay ratios reported by other companies are not likely to be comparable to our CEO pay ratio.

Savers Value Village, Inc.	46	2026 Proxy Statement

Pay Versus Performance
As required by SEC rules, we are providing the following information about the relationship between executive compensation and specified financial performance measures of the Company. For more information about the Company’s executive compensation program and how the Company aligns executive compensation with Company performance, refer to the CD&A and the compensation tables.

Fiscal Year(1) (a)	Summary Compensation Table Total for PEO(2) ($) (b)	Compensation Actually Paid to PEO(3) ($) (c)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs(3) ($) (e)	Value of an Initial $100 Investment:		Net Income (thousands)(5) ($) (h)	Adjusted EBITDA (thousands)(6) ($) (i)
					Total Stockholder Return(4) ($) (f)	Peer Group Total Stockholder Return(4) ($) (g)

2025	5,841,659	2,074,269	1,887,999	1,296,147	41	141	22,639	255,655
2024	5,093,172	(15,920,056)	1,230,196	(1,881,369)	45	131	29,030	272,579
2023	10,134,051	17,566,372	2,684,102	4,140,034	76	115	53,115	307,326
(1)Information for years prior to 2023 is not included because we were not a public reporting company until June 2023.
(2)The amounts in column (b) are the amounts reported for our principal executive officer (“PEO”), Mr. Walsh, in the “Total” column of the Summary Compensation Table for the specified fiscal year. The amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (“NEOs”) as a group (excluding our PEO) in the “Total” column of the Summary Compensation Table for the specified fiscal year. The PEO and Non-PEO NEOs for the applicable fiscal years were as follows:

Fiscal Year	PEO	Non-PEO NEOs
2025	Mark Walsh	Michael Maher, Jubran Tanious, Richard Medway, Mindy Geisser
2024	Mark Walsh	Michael Maher, Jubran Tanious, Richard Medway, Charles Hunsinger, Jay Stasz
2023	Mark Walsh	Jay Stasz, Jubran Tanious, Richard Medway, Mindy Geisser
(3)The amounts in column (c) and column (e) represent the amount of “compensation actually paid” to Mr. Walsh, and the average amount of “compensation actually paid” to our other NEOs as a group, for the specified fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. To determine “compensation actually paid” under SEC rules, the amounts shown below were deducted and added, as applicable, to the Summary Compensation Table total compensation:

Calculation of “Compensation Actually Paid” for Fiscal 2025	PEO ($)	Other NEOs (average) ($)

Summary Compensation Table (SCT) Total	5,841,659	1,887,999
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	(4,637,490)	(1,134,581)
(Minus): Change in Pension Value	—	—
Plus: Pension Service Cost and Associated Prior Service Cost	—	—
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	6,162,829	1,405,387
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(5,187,244)	(855,895)
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(105,484)	(6,764)
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—
Plus/(Minus): Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—
Compensation Actually Paid	2,074,269	1,296,147

Savers Value Village, Inc.	47	2026 Proxy Statement

(4)The amounts reported in column (f) represent cumulative TSR of the Company under SEC rules from June 29, 2023, our first day of trading as a public company, through the last trading day for the specified fiscal year in the table. The amounts reported in column (g) represent peer group TSR under SEC rules for the same period, using the S&P 500 Retail Select Industry Index, which is the peer group used in our Annual Report on Form 10-K for purposes of Item 201(e) of Regulation S-K.
(5)The amounts reported in column (h) represent net income of the Company reported in our Annual Report on Form 10-K for the specified fiscal year.
(6)The amounts reported in column (i) represent Adjusted EBITDA, which is a non-GAAP financial measure. Through fiscal 2025, we define Adjusted EBITDA as net income excluding the impact of interest expense, net, income tax expense (benefit), depreciation and amortization, loss on extinguishment of debt, stock-based compensation expense, lease intangible asset expense, executive transition costs, transaction costs, dividend-related bonus, foreign currency exchange rate impacts, and certain other adjustments. Please see Appendix A: Reconciliation to GAAP Measures, for a reconciliation of GAAP net income to Adjusted EBITDA. Adjusted EBITDA as reported in column (i) and in our Annual Report is different than the Adjusted EBITDA result used for purposes of the AIP as noted in the CD&A because we use an internal management reporting rate for constant currency purposes to account for the impact of foreign currency exchange rates in our AIP calculation.
Financial Performance Measures
In accordance with SEC rules, the following reflects the most important performance measure(s) we used to link compensation actually paid to our NEOs and Company performance for fiscal 2025:
•Adjusted EBITDA
Relationship between Compensation Actually Paid and Company Performance
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of our peer group:

Savers Value Village, Inc.	48	2026 Proxy Statement

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net income:
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s Adjusted EBITDA:

Savers Value Village, Inc.	49	2026 Proxy Statement

Equity Compensation Plan Information
The following table provides certain information as of January 3, 2026 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (#)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (#)

Equity compensation plans approved by security holders	15,646,750	4.89	11,643,954
(1)Represents the number of shares issuable under outstanding options and RSUs, under the respective plans. There are 11,451,205 shares attributable to outstanding options under the 2019 Management Incentive Plan, under which no further shares remain available for grant. There are 2,081,775 shares attributable to outstanding RSUs and 2,113,770 shares attributable to outstanding options under the Omnibus Incentive Compensation Plan.
(2)Represents the weighted-average exercise price of options outstanding under the 2019 Management Incentive Plan and Omnibus Incentive Compensation Plan. See note 1 above with respect to RSUs granted under the Omnibus Incentive Compensation Plan. The weighted-average exercise price does not take these awards into account because they do not have an exercise price.

Savers Value Village, Inc.	50	2026 Proxy Statement

Stock Ownership
Beneficial Ownership
The following table shows, as of March 31, 2026, the number of shares of our common stock beneficially owned by each of our current directors and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before 60 days after March 31, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Savers Value Village, Inc., 11400 S.E. 6th Street, Suite 125, Bellevue, WA 98004.

Name	Number of Shares	Percent of Class(1)

Aaron Rosen	—	*
Jordan Smith	—	*
William Allen (2)	48,157	*
Brian Ames (3)	9,090	*
Robyn Collver (4)	84,109	*
Aina Konold (5)	74,152	*
Susan O'Farrell (6)	15,402	*
Kristy Pipes (7)	74,152	*
Mark Walsh (8)	3,273,287	2.07%
Michael Maher (9)	79,590	*
Jubran Tanious (10)	759,685	*
Richard Medway (11)	461,067	*
Mindy Geisser (12)	410,188	*
All Directors and Executive Officers as a Group (14 Persons) (13)	5,540,484	3.46%
*Represents beneficial ownership of less than 1%.
(1)Calculated based on 154,876,903 shares of common stock outstanding on March 31, 2026.
(2)Includes 16,655 shares directly held and 31,502 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026.
(3)All 9,090 shares are directly held.

Savers Value Village, Inc.	51	2026 Proxy Statement

(4)Includes 4,316 shares directly held, 70,360 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026, and 9,433 shares subject to RSUs that have vested with deferred settlement.
(5)Includes 7,222 shares directly held, 57,497 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026, and 9,433 shares subject to RSUs that have vested with deferred settlement.
(6)Includes 5,969 shares directly held and 9,433 shares subject to RSUs that have vested with deferred settlement.
(7)Includes 7,222 shares directly held, 57,497 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026, and 9,433 shares subject to RSUs that have vested with deferred settlement.
(8)Includes 92,363 shares directly held and 3,180,924 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026.
(9)Includes 19,674 shares directly held and 59,916 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026.
(10)Includes 176,754 shares directly held and 582,931 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026.
(11)Includes 14,440 shares directly held and 446,627 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026.
(12)Includes 10,576 shares directly held and 399,612 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026.
(13)Includes 391,670 shares directly held, 5,111,082 shares subject to options that are, or will become, exercisable within 60 days of March 31, 2026 and 37,732 shares subject to RSUs that have vested with deferred settlement, which may settle within 60 days of March 31, 2026.

Savers Value Village, Inc.	52	2026 Proxy Statement

The following table shows, as of March 31, 2026, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares (#)	Percent of Class(1) (%)

Funds, investment vehicles or accounts managed or advised by Ares Management LLC or its affiliates (2)	117,449,188	75.83%
T Rowe Price Investment Mgmt 1307 Point Street, Baltimore, MD 21231	10,426,138	6.73%
Baillie Gifford & Co Calton Square, 1 Greenside Row Edinburgh EH1 3AN	9,572,853	6.18%
(1)Calculated based on 154,876,903 shares of common stock outstanding on March 31, 2026.
(2)Includes 115,259,433 shares held by Ares Corporate Opportunities Fund V, L.P. (“ACOF V”), ASSF IV AIV B Holdings III, L.P. (“ASSF IV AIV Holdings”), ASSF IV AIV B, L.P. (“ASSF IV AIV”) and ASOF Holdings I, L.P. (“ASOF Holdings I”). Ares Partners Holdco LLC (“Ares Partners”) is the sole member of each of Ares Voting LLC and Ares Management GP LLC, which are respectively the holders of the Class B and Class C common stock of Ares Management Corporation (“Ares Management”), which common stock allows them, collectively, to generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. Ares Management is the sole member of Ares Holdco LLC, which is the general partner of Ares Management Holdings L.P., which is the sole member of Ares Management LLC, which is: (i) the sole member of ACOF Investment Management LLC, which is the manager of ACOF V; (ii) the general partner of ASSF Operating Manager IV, L.P., which is the manager of each of ASSF IV AIV Holdings and ASSF IV AIV; and (iii) the sole member of ASOF Investment Management LLC, which is the manager of ASOF Holdings I. We refer to all of the foregoing entities collectively as the Ares Entities. Accordingly, each of the Ares Entities may be deemed to share beneficial ownership of the securities reported herein, but each disclaims any such beneficial ownership of securities not held of record by them. Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over Board Members’ decisions. Each of these individuals disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by Ares Partners. Also includes 2,189,755 shares held by an account managed by ASSF Operating Manager IV, L.P. with respect to which the Ares Entities may be deemed to have shared voting or dispositive power with the owner of such account. The address of each Ares Entity is 1800 Avenue of the Stars, Suite 1400, Los Angeles, California 90067.

Savers Value Village, Inc.	53	2026 Proxy Statement

General Information Concerning Voting and Attending the Annual Meeting
Voting Requirements
What constitutes a quorum at the Annual Meeting?
Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting, constitutes a quorum. Withhold votes, abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
Who is entitled to vote, and how many votes do I have?
If you owned Savers common stock at the close of business on April 13, 2026, the record date for our 2026 Annual Meeting, you are entitled to vote at the meeting. Each of the 154,542,646 shares of common stock outstanding on the record date is entitled to one vote.
What are the voting requirements to elect directors and approve the other proposals described in this Proxy Statement?
With respect to Proposal No. 1, the three director nominees receiving the largest number of “for” votes will be elected.
With respect to Proposal No. 2 and Proposal No. 3, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for the proposal to be approved.
What are “broker non-votes” and how do withhold votes, abstentions and “broker non-votes” affect the proposals?
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on Proposals No. 1 and 3, the broker may not exercise discretion to vote on those proposals. Broker non-votes for Proposals No. 1 and 3 are not counted as shares entitled to vote on such matters and therefore will have no effect on the proposals. With respect to Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending January 2, 2027, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Accordingly, we do not expect there to be any broker non-votes for Proposal No. 2.
A “vote withheld,” in the case of the proposal regarding the election of the Class III directors, or an “abstention,” in the case of Proposals No. 2 and 3, represent a stockholder’s affirmative choice to decline to vote on such proposal. Votes withheld and abstentions are counted as shares present and entitled to vote and therefore will have the effect of a vote “Against” Proposals No. 2 and 3. Votes withheld have no effect on Proposal No. 1 because the three director nominees receiving the largest number of “for” votes will be elected.

Savers Value Village, Inc.	54	2026 Proxy Statement

Voting Your Shares
How do I vote?
There are many ways to vote your shares:
•If you are a stockholder of record (meaning you hold Savers shares that are registered in your name), please follow the instructions on the enclosed proxy card to authorize the individuals named on the proxy card to vote your shares in the way you select. You may do so online at www.proxyvote.com or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail.
•If you are a street name holder, sometimes referred to as a beneficial holder (meaning you hold Savers shares through a bank, broker, or other third party), you may instruct that institution on how to vote your shares. Please follow the instructions on the voting instruction form you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting.
•Stockholders of record and street name holders may attend and vote at the Annual Meeting by following the procedures detailed in the Participation in the Annual Meeting section below.
•You can change or revoke your proxy before it is voted at the meeting. Please see Can I change my vote or revoke my proxy? below for more information.
If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see What are ‘‘broker non-votes’’ and how do withhold votes, abstentions and ‘‘broker non-votes’’ affect the proposals? for information regarding whether your broker, bank or other holder of record may vote your uninstructed shares on a particular proposal.
Can I change my vote or revoke my proxy?
Yes, a stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again by telephone or through the Internet; or
•attending virtually and voting during the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Participation in the Annual Meeting
What are requirements for participating in the Annual Meeting?
Stockholders as of the close of business on April 13, 2026, the record date, can attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/SVV2026 and entering the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials you received. If you are a street name holder, please contact your bank, broker, or other third party before the Annual Meeting if you did not receive a control number. We encourage stockholders to allow sufficient time to log in prior to the start of the Annual Meeting. During the Annual Meeting, stockholders who have entered their control number will have the opportunity to vote their shares.

Savers Value Village, Inc.	55	2026 Proxy Statement

If stockholders encounter technical difficulties accessing our Annual Meeting, a support line will be available on the login page of the virtual meeting website shortly before the beginning of the Annual Meeting.
Please be sure to retain the control number on the proxy card or the voting instruction form you receive with this Proxy Statement in the event you wish to participate in the Annual Meeting.
How can I ask questions?
Stockholders may submit questions in advance of the Annual Meeting at www.proxyvote.com by logging in with the 16-digit control number found on the Notice of Internet Availability, proxy card, or voting instruction form after they have received the applicable materials. We encourage stockholders to submit questions early. Questions may be submitted until 5:00 pm PT on June 7, 2026. Questions may also be submitted during the Annual Meeting at www.proxyvote.com by logging in with the 16-digit control number found on the Notice of Internet Availability, proxy card, or voting instruction form.
At the Annual Meeting, we expect to respond to questions that are relevant to meeting matters, as time permits. KPMG will also be available to respond to questions. We reserve the right to exclude questions that are irrelevant to the proposals that are the subject of the Annual Meeting or irrelevant to the business of Savers; that are derogatory or in bad taste; that relate to pending or threatened litigation or on-going regulatory matters; that are personal grievances; or that are otherwise inappropriate (as determined by the secretary of the Annual Meeting). We also may group together and respond collectively to questions that are substantially similar to avoid repetition. Further information about the Annual Meeting question process is available at www.proxyvote.com.
Proposals and Nominations for the Next Annual Meeting
Proposals to Be Included In Next Year’s Proxy Statement
According to our bylaws, for stockholder nominations to our Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Savers Value Village, Inc., 11400 SE 6th St., Suite 125, Bellevue, WA 98004, Attn: Corporate Secretary.
To be timely for our 2027 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 P.M. Pacific Time on February 10, 2027 and no later than 5:00 P.M. Pacific Time on March 12, 2027. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws. In addition to satisfying the foregoing requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act (including a statement in the stockholder’s notice that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees).
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2027 Annual Meeting of Stockholders must be received by us not later than December 28, 2026 in order to be considered for inclusion in our proxy materials for that meeting.

Savers Value Village, Inc.	56	2026 Proxy Statement

Other Matters
At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other items or matters are properly presented before the meeting or any adjournment or postponement of the meeting, the individuals named as proxies (the proxy holders) will vote on such matters in their discretion. A proxy granted by a stockholder will give discretionary authority to the proxy holder to vote on any matter introduced pursuant to these procedures, subject to applicable SEC rules.
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. Our officers, directors, and other team members may also assist in soliciting proxies in a similar manner. None of these persons will receive any additional or special compensation for doing so.
Householding
SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more stockholders that are members of the same family reside. This practice is referred to as “householding.” We believe that householding benefits you, the Company and the environment by eliminating duplicate mailings to stockholders living at the same address and by reducing our printing and mailing costs. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple stockholders sharing the same address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. If you received a single set of proxy materials and prefer to receive a separate set now or in the future, please request a duplicate set by calling 1-866-540-7095, or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY, 11717. If your household received multiple sets of proxy materials this year, and members of your household who are entitled to receive proxy materials would all prefer to receive only a single set of proxy materials, you may submit such a request as specified in the preceding sentence.
If you are a stockholder whose shares are held by a broker, bank or other nominee, you can request information about householding from your broker, bank or other nominee.

Savers Value Village, Inc.	57	2026 Proxy Statement

Appendix A
Reconciliation to GAAP Measures
A reconciliation of GAAP net income to Adjusted EBITDA is presented in the table below:

	Fiscal Year
(dollars in thousands)	2025	2024	2023

Net income	$22,639	$29,030	$53,115
Interest expense, net	61,964	62,444	88,500
Income tax expense (benefit)	14,566	20,404	(6,036)
Depreciation and amortization	80,482	69,530	61,144
Loss on extinguishment of debt(1)	35,728	4,088	16,626
Stock-based compensation expense(2)	38,602	61,636	72,604
Lease intangible asset expense(3)	3,316	3,531	4,093
Executive transition costs(4)	—	689	—
Transaction costs(5)	3,426	2,621	3,103
Dividend-related bonus(6)	—	—	24,097
Foreign currency exchange rate impacts(7)	(9,812)	14,294	(6,660)
Other adjustments(8)	4,744	4,312	(3,260)
Adjusted EBITDA	$255,655	$272,579	$307,326
(1)Removes the effects of the loss on extinguishment of debt in relation to the partial repayment of the 2025 Term Loan Facility on December 23, 2025, the full redemption of the Senior Secured Notes (the “Notes”) and repayment of all outstanding borrowings under the 2021 Term Loan Facility on September 18, 2025, the partial redemption of the Notes on February 6, 2025, March 4, 2024 and July 3, 2023, the repricing of outstanding borrowings under the 2021 Term Loan Facility on January 30, 2024, and the partial repayment of outstanding borrowings under the 2021 Term Loan Facility on July 5, 2023 and February 6, 2023.
(2)Represents non-cash stock-based compensation expense related to stock options and restricted stock units granted to certain of our employees and directors.
(3)Represents lease expense associated with acquired lease intangibles.
(4)Represents severance costs associated with executive leadership changes and retention costs associated with the acquisition of 2 Peaches Group, LLC.
(5)Comprised of non-capitalizable expenses related to debt transactions, offering costs and acquisitions.
(6)Represents dividend-related bonuses and related taxes paid in conjunction with our February 2023 dividend.
(7)Represents remeasurement (gains) losses on unsettled foreign currency transactions, realized and unrealized (gains) losses on cross currency swaps and unrealized (gains) losses on forward contracts. Beginning in fiscal 2025, this line does not include realized (gains) losses on forward contracts. The impact of the change is inconsequential to prior periods, so we have not recast previous year amounts to reflect this change.
(8)Fiscal 2025 includes store impairment and other related charges of $5.9 million, as well as a reduction to the fair value of acquisition-related contingent consideration of $1.3 million. Fiscal 2024 includes an impairment charge on long-lived assets of $4.3 million. Fiscal 2023 includes legal and insurance settlement proceeds of $4.7 million.

Savers Value Village, Inc.	58	2026 Proxy Statement

SAVERS VALUE VILLAGE, INC.
C/O CORPORATE SECRETARY
11400 SE 6TH ST., #125
BELLEVUE, WA 98004

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/SVV2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95143-P51376 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**SAVERS VALUE VILLAGE, INC.**

**The Board of Directors recommends you vote FOR ALL of the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Aina E. Konold
02) Kristy Pipes
03) Brian Ames

**The Board of Directors recommends you vote FOR the following proposals:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending January 2, 2027. | ☐ | ☐ | ☐ |
| 3. Advisory vote to approve the compensation of our named executive officers. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

| | Yes | No |
|---|---|---|
| **HOUSEHOLDING ELECTION** - Please indicate if you consent to receive certain future investor communications in a single package per household. | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V95144-P51376

**SAVERS VALUE VILLAGE, INC.**
**ANNUAL MEETING OF STOCKHOLDERS**
**JUNE 10, 2026 9:00 AM PT**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The stockholder(s) hereby appoint(s) Mark Walsh and Richard Medway, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SAVERS VALUE VILLAGE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PT, on June 10, 2026, at www.virtualshareholdermeeting.com/SVV2026, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**